UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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LOGMEIN, INC.

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Notice of 2018 Annual

Meeting of Stockholders

and Proxy Statement

Thursday, May 31, 2018 at 9:00 a.m., Eastern Time

Offices of Latham & Watkins LLP

200 Clarendon Street, 27th Floor

Boston, MA 02116

2018 NOTICE OF MEETING AND PROXY STATEMENT

April 13, 2018

Dear Fellow Stockholders:

We are pleased to invite you to our 2018 Annual Meeting of Stockholders, which will take place on Thursday, May 31, 2018 at 9:00 AM, Eastern Time, at the offices of Latham & Watkins LLP, 200 Clarendon Street, 27th Floor, Boston, MA 02116. Annual Meetings play an important role in maintaining communications and understanding among our management, Board of Directors and stockholders, and we hope you will join us.

On the pages following this letter you will find:

1) The notice of our 2018 Annual Meeting of Stockholders, which lists the items of business to be considered at the Annual Meeting; and

2) Our 2018 proxy materials, which describe the items of business listed in the notice and provide other information you will likely find useful in deciding how to cast your vote.

We have elected to provide our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send to these stockholders a Notice Regarding the Availability of Proxy Materials (the “Notice”) with instructions for accessing the proxy materials, including our proxy statement and Annual Report to Stockholders, and for voting via the Internet. Providing our proxy materials to stockholders electronically allows us to conserve natural resources and reduce our printing and mailing costs related to the distribution of our proxy materials. If you wish to receive paper copies of our proxy materials you may do so by following the instructions contained in the Notice.

The ability to have your vote counted at the Annual Meeting is an important stockholder right. Regardless of the number of shares you hold or whether you plan to attend the meeting, we hope that you will promptly cast your vote. You may vote over the Internet, or, if you received printed proxy materials, by mailing a proxy or voting instruction card. Please review the instructions on each of your voting options described in our proxy statement, as well as in the Notice.

Thank you for your ongoing support and continued interest in LogMeIn.

Sincerely,

William R. Wagner

President & Chief Executive Officer

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2018 NOTICE OF MEETING AND PROXY STATEMENT

Notice of Annual Meeting of Stockholders

To Be Held on Thursday, May 31, 2018

Notice is hereby given that the 2018 Annual Meeting of Stockholders will be held at the offices of Latham & Watkins LLP, 200 Clarendon Street, 27th Floor, Boston, MA 02116, on Thursday, May 31, 2018, at 9:00 AM, Eastern Time, for the following purposes:

1. To elect the three nominees identified in the attached proxy statement as members of our Board of Directors to serve as class III directors for a term of three years;

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

3. To approve, on an advisory basis, the compensation of our named executive officers; and

4. To transact other business, if any, that may properly come before the Annual Meeting of Stockholders or any adjournment of the Annual Meeting of Stockholders.

We are taking advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials to you via the Internet. We believe this will allow us to provide you with the information you need in a manner that is convenient and familiar to you, while also helping us lower our costs to deliver these materials and reduce the environmental impact of our Annual Meeting.

On or about April 13, 2018, we will mail to our stockholders a Notice Regarding the Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our Annual Meeting and our Annual Report to Stockholders for the year ending December 31, 2017, which contains our audited consolidated financial statements and other information of interest to our stockholders. The Notice will also provide instructions on how to vote online and includes instructions on how to request a paper copy of the proxy materials by mail. Stockholders of record at the close of business on our record date, Monday, April 2, 2018, are entitled to receive this Notice and to vote at the Annual Meeting of Stockholders and at any adjournments of such meeting. The stock transfer books of LogMeIn will remain open between the record date and the date of the Annual Meeting for any stockholder to examine for any purpose germane to the Annual Meeting. These books will also be available to stockholders for any such purpose at the Annual Meeting.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to cast your vote and submit your proxy as soon as possible by one of the methods below:

1. Vote over the Internet. You may vote your shares by following the Internet voting instructions provided in the Notice you received. Please see the section of this proxy statement entitled “INFORMATION ABOUT THE ANNUAL MEETING AND VOTING — “How do I vote?” for additional information.

2. Vote by mail. If you received your proxy materials by mail, you may vote by completing and signing the proxy card delivered with those materials and returning it in the postage pre-paid envelope we provided.

3. Vote in person. If you are attending the 2018 Annual Meeting of Stockholders, you may vote by delivering a completed proxy card in person or by completing and submitting a ballot, which will be provided at the 2018 Annual Meeting of Stockholders.

If you are a registered stockholder (that is, you hold your shares in your name), you must present valid identification to vote at the Annual Meeting. If you are a beneficial stockholder (that is, your shares are held in the name of a broker, bank or other holder of record), you will also need to obtain a “legal proxy” from the holder of record to vote at the Annual Meeting.

By Order of the Board of Directors,

Michael J. Donahue

As Secretary

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2018 NOTICE OF MEETING AND PROXY STATEMENT

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2018 NOTICE OF MEETING AND PROXY STATEMENT

Proxy Statement Summary

The below summary is intended to highlight certain key information contained in this Proxy Statement. As it is only a summary, it does not contain all of the information that you should consider. We strongly encourage you to read the complete Proxy Statement as well as our 2017 Annual Report to Stockholders before casting your vote.

2018 Annual Meeting of Stockholders

Date & Time: Thursday, May 31, 2018 at 9:00 AM, Eastern Time Place: The Offices of Latham & Watkins LLP 200 Clarendon Street, 27th Floor Boston, MA 02116

Record Date:

Monday, April 2, 2018

Voting:

Stockholders as of the record date are entitled to vote. Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on at the 2018 Annual Meeting of Stockholders.

Voting Matters & Board Recommendations

Proposal	Description:	Board’s Recommendation	Page
1	Election of three Class III director nominees: • Michael K. Simon • Edwin J. Gillis • Sara C. Andrews	FOR each nominee	14
2	Ratification of appointment of Deloitte & Touche LLP as independent auditors for fiscal 2018	FOR	29
3	Advisory approval of executive compensation	FOR	31

Our Business

LogMeIn simplifies how people connect with each other and the world around them to drive meaningful interactions, deepen relationships, and create better outcomes for individuals and businesses. A market leader in communication and collaboration, identity and access, and customer engagement and support solutions, LogMeIn has millions of customers spanning virtually every country across the globe. LogMeIn is headquartered in Boston, Massachusetts with additional locations around the world.

On January 31, 2017, we completed our acquisition of the GoTo family of service offerings, or the GoTo Business, from a wholly–owned subsidiary of Citrix Systems, Inc., or Citrix, via a Reverse Morris Trust transaction, which we refer to herein as the “Merger.” At the effective time of the Merger, Citrix stockholders received shares of LogMeIn common stock in exchange for their shares in the wholly-owned Citrix subsidiary and employees of the Citrix subsidiary were issued LogMeIn restricted stock units in substitution for the cancellation of their outstanding Citrix restricted stock units. As a result, immediately following the effective time of the Merger, Citrix equityholders owned approximately 50.1% of LogMeIn’s common stock on a fully diluted basis. Based on LogMeIn’s closing stock price of $108.10 on January 31, 2017, as reported by the NASDAQ Global Select Market, the total value of the shares of LogMeIn common stock issued to Citrix equityholders in the Merger was approximately $3 billion.

Since the completion of the Merger, LogMeIn’s revenue has grown from $336 million in fiscal 2016 to over $1 billion on an annualized basis in fiscal 2017 and we added over 1,600 employees (2,760 as of December 31, 2017, compared to 1,124 as of December 31, 2016).

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2018 NOTICE OF MEETING AND PROXY STATEMENT

Proxy Statement Summary (continued)

Significant 2017 Business Highlights

2017 was a successful and transformative year for LogMeIn. We consistently delivered strong financial results in the face of major change, exceeding our guidance in each of the four quarters while building the foundation for a large SaaS company capable of leveraging our talented employees, our strong product brands and our history of innovation to establish a strong foothold in much larger markets.

1. Our Merger with the GoTo Business closed on January 31, 2017. Therefore, the non-GAAP numbers above exclude the GoTo Business’ January 2017 results. Pro-Forma revenue growth is calculated on combined LogMeIn and GoTo Business revenue for 2017 and 2016. A reconciliation of these non-GAAP measures has been included in Annex A to this Proxy Statement.

2. During Fiscal 2017, LogMeIn returned approximately $121M in capital to its stockholders through $52M in cash dividends and $69M in share repurchases.

Corporate Governance Highlights

We believe that good corporate governance is important to achieve success and to ensure that we are managed for the long-term benefit of our stockholders. We believe that the following corporate governance policies, guidelines and practices adopted by our Board of Directors (“Board” or “Board of Directors”) reflect many current “best practices,” including:

•	A “majority of votes” voting standard and a director resignation policy for directors in uncontested elections
•	All directors with the exception of Messrs. Simon and Wagner are independent under the NASDAQ Marketplace Rules
•	An independent lead director presides over all executive sessions of the Board of Directors and together with the Chairman helps set Board and Committee meeting agendas
•	Three standing Board Committees, all of which are comprised solely of independent directors
•	Directors have full and free access to management and, as necessary and appropriate, independent advisors
•	Separate Chairman, Lead Independent Director and Chief Executive Officer
•	All directors attended greater than 75% of Board meetings held during 2017
•	Our insider trading policy prohibits executives and directors from hedging or pledging LogMeIn stock
•	Directors and Section 16 executive officers are subject to stock ownership guidelines
•	At least annually, the Board of Directors and its Committees conduct a self-evaluation to determine whether they are functioning effectively

Please see the section entitled “Our Commitment to Corporate Governance,” beginning on page 19 of this Proxy Statement for additional information about our Corporate Governance practices.

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GoTo Merger Closed January 31, 2017 Creating a Company with: 2.3M subscribers 24M Free Users 2,760 Employees Two-Year Synergy Plan Completed in 11 Months $121M2 Capital Returned to Stockholders Non-GAAP1 $1.024B 2017 Revenue 6% Pro-Forma Growth $373M Adjusted EBITDA 36% Margin $316M Free Cash Flow 31% Margin GAAP $990M 2017 Revenue $210M EBITDA $250M Free Cash Flow

2018 NOTICE OF MEETING AND PROXY STATEMENT

Proxy Statement Summary (continued)

Results of Last Year’s “Say-on-Pay” Vote

At our 2017 Annual Meeting of Stockholders, we conducted our annual non-binding advisory vote to approve the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote. Approximately 96.7% of the votes cast by stockholders on this proposal were cast in support of the 2016 compensation of our named executive officers. While this vote is non-binding, the Compensation Committee and our Board of Directors carefully consider the results. Given the strong level of support evidenced by last year’s say-on-pay vote, the Compensation Committee determined that our stockholders were generally supportive of our current executive compensation philosophy and program and decided that no significant changes to our executive compensation program were necessary for 2017. Nevertheless, the Compensation Committee and our Board of Directors continue to monitor the executive compensation program to ensure that it continues to align the interests of our executive officers with the interests of our stockholders.

Please see the section entitled “Executive Compensation Discussion & Analysis — Executive Summary” on page 33 of this Proxy Statement for additional information about our executive compensation program and policies.

Executive Compensation Highlights

Summary of Our 2017 Executive Compensation Program

Our Compensation Committee designs our executive compensation programs with the goal of attracting, retaining and motivating talented executives, while simultaneously promoting the achievement of key financial and strategic performance measures by linking a portion of executive compensation to the achievement of measurable corporate performance goals, and thereby aligning the incentives of our executives with the creation of value for our stockholders.

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2018 NOTICE OF MEETING AND PROXY STATEMENT

Proxy Statement Summary (continued)

Below, we summarize those executive compensation practices we have implemented to help drive executive performance, as well as practices we have chosen not to implement because we believe such practices do not support our stockholders’ long-term interests:

What We Do

✓	Emphasize Pay-for-Performance — in 2017 all of our named executive officers received equity awards with performance-based vesting conditions and all of our executive officers (except for Mr. D’Angelo who is on a sales commission plan) participated in our annual performance-based cash incentive bonus plan, which compensates our executive officers for our achievement of operational and financial goals, thereby aligning our executive incentives with our performance and the creation of stockholder value. Additionally, at least 50% of the target total direct compensation opportunity of our CEO and CFO consisted of performance-based equity and performance-based cash pay in 2017.

✓	Use “Double-Trigger” Change-in-Control Provisions — the equity awards granted to our named executive officers contain a “double trigger” payment provision, that is, they require both a change-in-control of the Company and an involuntary termination of employment to receive accelerated vesting.

✓	Equity Ownership Guidelines — all of our Section 16 executive officers are required to, by the later of November 14, 2018 or within five years from the date of his/her hire or promotion, own shares of our common stock having an aggregate value at least equal to: (i) three times the base salary for our CEO or (ii) one times the base salary for all other executive officers.

✓	Annual “Say-on-Pay” Vote — we conduct our “say-on-pay” vote on an annual basis to allow our stockholders to provide us with their direct input on our executive compensation program, policies, and practices as disclosed in our proxy statement each year.
✓	Offer Both Equity and Cash Incentives — the compensation packages offered to our executive officers consist of a combination of base salary, performance-based equity awards and annual performance-based cash incentive bonuses, which we believe incentivizes our executive officers to achieve performance results that deliver both short-term and long-term stockholder value.

✓	Compensation Recovery (“Clawback”) Policy — the incentive-based cash compensation paid to our executive officers under our annual cash incentive bonus plan is subject to an executive compensation recovery, or “clawback,” policy, which requires the reimbursement of excess compensation in the event that we are required to prepare an accounting restatement due to the fraud or misconduct of any of our executive officers.

✓	Engage an Independent Compensation Consultant — our Compensation Committee has retained a compensation consultant to serve as its independent advisor. The compensation consultant reports directly to our Compensation Committee and provides the committee with competitive market data and additional information needed to make informed compensation decisions.

✓	Avoid Undue Risk-Taking — our compensation policies and practices are designed to discourage our executive officers from taking on or creating risks that are reasonably likely to have a material adverse effect on us.

What We Don’t Do

✗	No Re-pricing Stock Options — we do not re-price our stock options and would not do so without stockholder approval.

✗	No Hedging or Pledging — we prohibit our executive officers from engaging in margin, hedging, pledging or other similar transactions in our securities.

✗	No Resetting of 2017 Performance Targets — we did not reset any of the performance targets used in our incentive compensation programs in 2017.
✗	No Excise Tax Gross-Ups — we do not provide our executive officers with excise tax gross-ups.

✗	No Dividend Equivalents — we do not provide dividend equivalents on unvested equity awards.

✗	No Formal Employment Agreements — none of our executive officers are currently party to a written employment agreement that provides for automatic or pre-scheduled increases in their base salary or guaranteed annual equity awards.

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2018 NOTICE OF MEETING AND PROXY STATEMENT

Proxy Statement Summary (continued)

Impact of GoTo Merger on our 2017 Executive Compensation Program

On January 31, 2017, we successfully completed our acquisition of the GoTo family of service offerings, or the GoTo Business, from a wholly–owned subsidiary of Citrix Systems, Inc. via a Reverse Morris Trust transaction, which we refer to herein as the “Merger.” The completion of the Merger marked a historic milestone for LogMeIn and quickly transformed the Company into one of the largest pure SaaS companies in the world with annual revenues in excess of $1 billion and more than two million customers spanning virtually every country around the globe. This dramatic change created a completely new profile for LogMeIn – a company with the scale, employees, products and customer base needed to lead large technology markets, deliver enduring revenue growth and expand margins, while returning meaningful capital to our stockholders.

Shortly following the closing of the Merger, our Compensation Committee worked with its independent compensation consultant, Compensia, Inc., to revise the composition of LogMeIn’s existing compensation peer group to reflect LogMeIn’s post-Merger scale, financial profile and competitive environment (see section below entitled “Use of Competitive Market Data”). Once this new post-Merger peer group was established, the Compensation Committee instructed Compensia to provide them with the competitive market data needed to help the Compensation Committee establish executive compensation ranges consistent with the other companies within the post-Merger peer group.

While the completion of the Merger did not change any of our previous executive compensation philosophies, our Compensation Committee did believe that it was important to realign our 2017 executive compensation levels with those of the other companies in our post-Merger peer group, with whom LogMeIn would now be competing with for executive talent. In some cases, this peer group reset resulted in increases to certain elements of our 2017 executive compensation program which were greater than our historical year-over-year increases. However, rather than automatically bring LogMeIn’s executive compensation levels in-line with the total direct compensation opportunity ranges of the other companies within the post-Merger peer group on Day 1, the Compensation Committee elected to evolve LogMeIn’s pre-Merger executive total direct compensation opportunity levels over time to appropriate post-Merger levels by granting our executives a special one-time Merger-related equity award comprised of 50% time-based RSUs with a two-year cliff vesting condition and 50% PRSUs with a performance-based vesting condition tied to the Company’s achievement of a two-year Adjusted EBITDA Margin performance measure, which represented the financial operating measure that most closely resembled the Company’s post-Merger two-year $100 million run rate cost synergy goal, thereby aligning a substantial portion of our named executive officer’s compensation with the creation of value for our stockholders (see section below entitled “Merger-Related February 2017 Executive Equity Awards”).

When considered as a whole, we believe that the increases to our 2017 executive compensation program remained consistent with our historical compensation philosophies and practices and were designed to bring the compensation ranges of our executive officers closer to the compensation ranges of the comparable executive officers at the other companies within our post-Merger peer group.

Summary of Fiscal 2017 Chief Executive Officer Compensation

Name:	William R. Wagner

Age:	51

Current Title(s):	President and Chief Executive Officer; Member of our Board of Directors

Tenure as CEO:	2 years, 5 months, beginning as of December 16, 2015

Mr. Wagner does not receive any compensation for his service as a member of our Board of Directors. Below is a summary of the compensation that Mr. Wagner received during fiscal 2017 for his service as President and Chief Executive Officer:

Name and Current Title	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

William R. Wagner President & Chief Executive Officer	2017	$580,000	$8,784,067	$564,378	$29,109	$9,957,554

(1)	The amounts reported in this column represent the grant date fair value of the equity awards granted to Mr. Wagner in fiscal 2017, 50% of which were time-based restricted stock units while the remaining 50% were performance-based restricted stock units with vesting conditions tied to LogMeIn’s achievement of certain specified financial goals and a specified total stockholder return goal. The amount reported has been calculated in accordance with applicable accounting guidance for equity awards. The amounts shown in this column do not represent the actual amounts paid to or realized by Mr. Wagner during fiscal 2017. The assumptions used by us with respect to the valuation of equity grants are set forth in Note 10 to our financial statements included in our Annual Report on Form 10-K, filed with the SEC on February 20, 2018.
(2)	The amounts reported in this column consist of the performance-based cash bonuses awarded to Mr. Wagner under our annual cash incentive bonus program for fiscal 2017 based on the Company’s achievement of certain performance goals established by the Compensation Committee.
(3)	The amounts reported in this column consist of medical insurance, life insurance and disability insurance premiums as well as any Section 401(k) plan matching contributions paid by us on behalf of Mr. Wagner.

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2018 NOTICE OF MEETING AND PROXY STATEMENT

Proxy Statement Summary (continued)

2017 CEO Total Direct Compensation Pay Mix

The Compensation Committee bases its executive compensation decisions on each named executive officer’s total direct compensation opportunity. The total direct compensation opportunities of our named executive officers are generally comprised of a mix of cash compensation, in the form of base salaries and annual cash incentive bonuses, and long-term incentive compensation in the form of equity awards. This total direct compensation mix has been designed so that the elements of variable pay, such as our annual cash incentive bonus awards and equity awards, represent a substantial portion of the total direct compensation opportunity awarded to our named executive officers.

For fiscal 2017, 52% of Mr. Wagner’s total direct compensation opportunity was designed to be “at risk,” by tying a majority of his compensation opportunity to variable pay elements such as long-term equity incentive awards with performance-based vesting conditions (as further described in the section below entitled “Equity Incentive Awards — Fiscal 2017 Performance-Based Restricted Stock Unit Awards”) and our cash incentive bonus plan, which provides for a variable cash payment based on the Company’s achievement of certain pre-established financial goals. By dedicating a large percentage of our executives’ total direct compensation opportunity to these variable “at risk” pay elements, rather than fixed pay elements like base salary, the Compensation Committee believes that we are able to better link executive incentives with the Company’s performance. The maximum possible value of Mr. Wagner’s 2017 performance-based RSU awards, or PRSU awards, when calculated based on the grant date fair value (i.e., the market value per share of our common stock as represented by the closing price of our common stock on the NASDAQ Global Select Market on the date of grant) of the maximum number of shares that may be earned under his 2017 PRSU awards, represented 46% of Mr. Wagner’s 2017 total direct compensation opportunity, while 6% of his 2017 total direct compensation opportunity was subject to our cash incentive bonus plan.

In keeping with the Company’s pay-for-performance philosophy, the fiscal 2017 equity awards granted to Mr. Wagner were comprised of 50% time-based RSUs and 50% PRSUs. The Compensation Committee believes that including PRSU awards in the total direct compensation opportunities of those executives whose individual performances and decisions have a direct impact on our Company’s performance helps to strengthen our overall pay-for-performance alignment by ensuring that a substantial portion of their compensation is aligned with the creation of value for our stockholders.

The following chart illustrates the breakdown of Mr. Wagner’s total direct compensation pay mix awarded in fiscal 2017:

Please see the Executive Compensation Discussion and Analysis section beginning on page 33 of this Proxy Statement for a more detailed description of the compensation paid to our CEO and other named executive officers during fiscal 2017.

CEO Target Compensation Mix Restricted Stock Units 42% Salary 6% Target Bonus 6% Performance Stock Units 46% 52% Performace-Based Pay

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2018 NOTICE OF MEETING AND PROXY STATEMENT

Information about the Annual Meeting and Voting

Q.	What is the purpose of the Annual Meeting?

A.	At the 2018 Annual Meeting of Stockholders, stockholders will consider and vote on the following matters:

•	To elect the three nominees identified in this proxy statement as members of our Board of Directors who will serve as class III directors for a term of three years;

•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

•	To approve, on an advisory basis, the compensation of our named executive officers; and

•	To transact other business, if any, that may properly come before the 2018 Annual Meeting of Stockholders or during any adjournment of the meeting.

Q.	Who is entitled to vote?

A.	To be able to vote on the above matters, you must have been a stockholder of record at the close of business on Monday, April 2, 2018, the record date for the 2018 Annual Meeting of Stockholders. The aggregate number of shares entitled to vote at this meeting is 52,338,222 shares of our common stock, which is the number of shares that were outstanding as of the record date.

Q.	How many votes do I have?

A.	Each share of our common stock that you owned as of the close of business on the record date entitles you to one vote on each matter that is voted on at the 2018 Annual Meeting of Stockholders.

Q.	Is my vote really that important?

A.	Your vote is important regardless of how many shares you own or whether you plan to attend the Annual Meeting in person. Please take the time to read the instructions below and vote. Choose the method of voting that is easiest and most convenient for you and, if you vote by mail, please cast your vote as soon as possible.

Q.	How do I vote?

A.	Stockholder of record: Shares registered in your name. If you are a stockholder of record (that is, your shares are registered in your own name, not in “street name” by a bank, brokerage firm or other intermediary), the Notice instructs you as to how (i) you may access and review all of the proxy materials on the Internet, (ii) you may submit your proxy, and (iii) to receive paper copies of the proxy materials if you wish. No printed materials will be available unless you specifically request them by following the instructions in the “Notice Regarding the Availability of Proxy Materials.”
•	You may vote via the Internet. To vote via the Internet, log on to the website listed on the Notice or your proxy card and follow the on-screen instructions, using the Company Number and Account Number shown on your proxy card when prompted. We permit Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. You must submit your Internet proxy before 11:59 p.m., Eastern Time, on May 30, 2018, the day before the 2018 Annual Meeting of Stockholders, for your proxy and your vote to be counted. Please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

•	You may vote by mail. If you received our proxy materials by mail, you may complete, date and sign the proxy card that accompanies our proxy statement and promptly mail it to American Stock Transfer & Trust Company, or AST, in the enclosed postage pre-paid envelope so that it is received prior to the 2018 Annual Meeting of Stockholders. You do not need to put a stamp on the enclosed envelope if you mail it from within the United States. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter to be voted on at the Annual Meeting, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our Board of Directors. Our Board of Directors recommends that you vote FOR Proposal 1 (the election of directors), FOR Proposal 2 (the ratification of the appointment of our independent registered public accounting firm), and FOR Proposal 3 (to approve an advisory vote on executive compensation). AST must receive your proxy card no later than May 30, 2018, the day before the 2018 Annual Meeting, for your proxy and your vote to be counted.

•	You may vote in person. To vote in person, attend the Annual Meeting and vote by delivering your completed proxy card in person or by completing and submitting a ballot, which will be provided at the meeting. If you wish to attend the 2018 Annual Meeting of Stockholders to personally vote your shares held in “street name” by a bank, brokerage firm or other intermediary, you will need to obtain a proxy card from the holder of record (i.e. your bank, brokerage firm or other intermediary); a broker’s proxy card is not the form of proxy card enclosed with this proxy statement.

Beneficial owner:    Shares held in “street name.” If the shares you own are held in “street name” by a bank, brokerage firm or other intermediary, then your bank, brokerage firm or other intermediary, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote

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2018 NOTICE OF MEETING AND PROXY STATEMENT

Information about the Annual Meeting and Voting (continued)

your shares, you will need to follow the voting instructions your bank, brokerage firm or other intermediary provides you. Many banks, brokerage firms and other intermediaries also offer the option of voting over the Internet or by telephone, instructions for which would be provided to you by your bank, brokerage firm or other intermediary. If you do not instruct your bank, brokerage firm or other intermediary accordingly, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. Of the proposals to be considered at the meeting, only the ratification of the appointment of our independent registered public accounting firm is a discretionary item. Accordingly, your bank, brokerage firm or other intermediary may exercise its discretionary authority with respect to Proposal 2 (the ratification of the appointment of our independent registered public accounting firm) if you do not provide voting instructions. In the case of the non-discretionary items, Proposal 1 (the election of directors) and Proposal 3 (to approve an advisory vote on executive compensation), the shares will be treated as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank, brokerage firm or other intermediary that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

If you wish to attend the 2018 Annual Meeting of Stockholders to personally vote your shares held in “street name,” you will need to obtain a proxy card from the holder of record (i.e. your bank, brokerage firm or other intermediary); a broker’s proxy card is not the form of proxy card enclosed with this proxy statement.

Q.	May I revoke my proxy or change my vote after I have voted?

A.	Yes. If you are a stockholder of record, you may revoke your earlier proxy and/or change your vote at any time before the Annual Meeting by taking one of the following actions (only your latest-dated proxy that we receive prior to the Annual Meeting will be counted):

•	completing, signing, dating and mailing another proxy card with a later date;

•	voting again via the Internet;

•	giving our corporate secretary written notice that you want to revoke your proxy, at the address below under “How and when may I submit a stockholder proposal for the 2019 Annual Meeting?”; or

•	attending the meeting, notifying our corporate secretary that you are present and then voting in person. Your attendance at the meeting alone will not revoke your proxy; you must vote again or specifically request that your prior proxy be revoked.

If you own shares in “street name,” your bank, brokerage firm or other intermediary should provide you with appropriate instructions for changing or revoking your vote.

Q.	What constitutes a quorum?

A.	In order for business to be conducted at the 2018 Annual Meeting of Stockholders, our by-laws require that a quorum must be present. A quorum consists of the holders of a majority of the shares of our common stock outstanding and entitled to vote at the Annual Meeting; that is, at least 26,169,112 shares.

Shares of our common stock present in person or represented by proxy (including shares that reflect abstentions, “broker non-votes” and votes withheld for director nominees) will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

Q.	What vote is required to approve each item?

A.	The Company has adopted a majority vote standard for non-contested director elections and a plurality vote standard for contested director elections. The voting standard is discussed further under the section entitled “Proposal No. 1 — Election of Directors — Director Voting Standard.”

All other proposals require the affirmative vote of a majority of the votes cast by the holders of shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes are not counted for any purpose in determining whether such proposals have been approved.

Q.	How will votes be counted?

A.	Each share of common stock voted at the Annual Meeting will be counted as one vote. A share will not be voted in favor of a matter and will not be counted as voting on a particular matter, if either (1) the holder of the share withholds authority in the proxy card to vote for a particular director nominee or nominees or abstains from voting on a particular matter or (2) the share constitutes a “broker non-vote.” As a result, withheld shares, abstentions and “broker non-votes” will have no effect on the outcome of voting on any proposal at the Annual Meeting.

Q.	Who will count the votes?

A.	Our transfer agent and registrar, American Stock Transfer & Trust Company, will count, tabulate and certify the votes. A representative of American Stock Transfer & Trust Company will serve as inspector of elections at the Annual Meeting.

Q.	How does the Board of Directors recommend that I vote on the proposals?

A.	Our Board of Directors recommends that you vote:

•	FOR Proposal 1 — to elect the three nominees identified in this proxy statement as class III director nominees;

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2018 NOTICE OF MEETING AND PROXY STATEMENT

Information about the Annual Meeting and Voting (continued)

•	FOR Proposal 2 — to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

•	FOR Proposal 3 — to approve, on an advisory basis, the compensation of our named executive officers.

Q.	Will any other business be conducted at the Annual Meeting or will other matters be voted on?

A.	We are not currently aware of any other business to be conducted or matters to be voted on at the Annual Meeting. However, if any other matter properly comes before the Annual Meeting or any postponement or adjournment thereof, the person(s) named in the proxy card that accompanies this proxy statement will vote, or otherwise act, at the meeting to their best judgment with respect to the shares they have authority to vote. A stockholder proposal or information about a proposed director candidate for potential inclusion in the proxy statement for our 2019 Annual Meeting of Stockholders must be submitted in accordance with the procedures outlined under “How and when may I submit a stockholder proposal for the 2019 Annual Meeting?”

Q.	When and where can I find the voting results?

A.	We expect to announce preliminary voting results at the 2018 Annual Meeting of Stockholders. We will also report the voting results from the Annual Meeting in a Current Report on Form 8-K filed with the Securities and Exchange Commission, or SEC, within four business days after the conclusion of the Annual Meeting. Otherwise, if final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the conclusion of the Annual Meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Current Report on Form 8-K to publish the final results

Q.	May I recommend a candidate for LogMeIn’s Board of Directors?

A.	Yes. Stockholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee of our Board of Directors by sending a written notice to our corporate secretary at the address below under “How and when may I submit a stockholder proposal for the 2019 Annual Meeting?” Our by-laws specify the information that must be included in any such notice, including (i) the stockholder’s name, address and number of shares of LogMeIn stock held, and (ii) the director candidate’s name, age, address, principal occupation and number of shares of LogMeIn stock held. If a common stockholder would like a director candidate to be considered for inclusion in the proxy statement for our 2019 Annual Meeting, the stockholder must follow the procedures for stock-
holder proposals outlined immediately below under “How and when may I submit a stockholder proposal for the 2019 Annual Meeting?” You can find more detailed information on our process for selecting Board members and our criteria for Board nominees in the section of this proxy statement entitled “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS — Director Nomination Process” and in the Corporate Governance Guidelines posted on the “Investor-Corporate Governance-Documents & Charters” section of our website, located at www.logmeininc.com.

Alternatively, our by-laws provide that stockholders may nominate director candidates for consideration at the 2019 Annual Meeting directly, without approval of the Nominating and Corporate Governance Committee. In order to nominate candidates directly, stockholders must follow the procedures outlined in “How and when may I submit a stockholder proposal for the 2019 Annual Meeting?” immediately below.

Q.	How and when may I submit a stockholder proposal for the 2019 Annual Meeting?

A.	If you are interested in submitting a proposal or information about a proposed director candidate for potential inclusion in the proxy statement for our 2019 Annual Meeting of Stockholders, you must follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for inclusion in the proxy statement, we must receive your stockholder proposal or information about your proposed director candidate at the address noted below no later than December 14, 2018. However, if the 2019 Annual Meeting of Stockholders is held before May 2, 2019 or after June 30, 2019, then we must receive your stockholder proposal or information about your proposed director candidate at the address noted below a reasonable time before we begin to print and mail our proxy materials for the 2019 Annual Meeting of Stockholders.

If you wish to present a proposal or a proposed director candidate at the 2019 Annual Meeting of Stockholders, but do not wish to have the proposal or director candidate considered for inclusion in the proxy statement and proxy card, you must also give written notice to our corporate secretary at the address noted below. We must receive this required notice by March 1, 2019, but no sooner than January 31, 2019. However, if the 2019 Annual Meeting of Stockholders is held before May 11, 2019 or after July 30, 2019, then we must receive the required notice of a proposal or proposed director candidate no earlier than the 120th day prior to the 2019 Annual Meeting and no later than the close of business on the later of (1) the 90th day prior to the 2019 Annual Meeting of Stockholders and (2) the 10th day following the date on which notice of the date of the 2019 Annual Meeting of Stockholders was mailed or public disclosure was made, whichever occurs first.

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2018 NOTICE OF MEETING AND PROXY STATEMENT

Information about the Annual Meeting and Voting (continued)

Any proposals, notices or information about proposed director candidates should be sent to:

LogMeIn, Inc.

320 Summer Street

Boston, Massachusetts 02210

Attention: Corporate Secretary

Q.	Who bears the costs of soliciting these proxies?

A.	We will bear the costs of soliciting proxies. We are soliciting proxies for the 2018 Annual Meeting of Stockholders in the following ways:

•	We have retained a third party proxy consultant, Georgeson, L.L.C., to solicit proxies on our behalf;

•	Our directors, officers and employees may, without additional pay, solicit proxies by telephone, facsimile, email and personal interviews; and

•	We will request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the brokerage houses and other persons for their reasonable expenses in connection with this distribution.

Q.	Whom should I contact if I have any questions?

A.	If you have any questions about the 2018 Annual Meeting or your ownership of our common stock, please contact our Investor Relations Department at:

LogMeIn, Inc.

320 Summer Street

Boston Massachusetts 02210

Attention: Investor Relations

InvestorRelations@logmein.com

781-897-0694

Q.	What is “householding” and how may I receive a separate copy of the proxy statement or Annual Report to Stockholders?

A.	Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and Annual Report to Stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if our Investor Relations Department receives a call or written request from you at the address, telephone number or email address indicated above. If you want to receive separate copies of our proxy statement or Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder.

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2018 NOTICE OF MEETING AND PROXY STATEMENT

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. We believe that having a staggered Board of Directors divided by classes is in the best interest of both the Company and its stockholders because it provides for greater stability and continuity on our Board of Directors. We have four Class III directors, whose terms expire at this Annual Meeting of Stockholders; three Class I directors, whose terms expire at the 2019 Annual Meeting of Stockholders; and three Class II directors, whose terms expire at our 2020 Annual Meeting of Stockholders.

At this Annual Meeting, stockholders will have an opportunity to vote for three nominees for Class III directors: Sara C. Andrews, Edwin J. Gillis and Michael K. Simon. All nominees are currently directors of LogMeIn. Jesse A. Cohn, whose term as a Class III director is expiring at this Annual Meeting of Stockholders, has elected not to stand for re-election and therefore, is not included as a nominee for election at the 2018 Annual Meeting of Stockholders. Proxies cannot be voted for a greater number of persons than the number of nominees named. Additional information about Ms. Andrews and Messrs. Gillis and Simon can be found below under “Our Board of Directors.”

The persons named in the enclosed proxy card will cast your vote to elect these three nominees as Class III directors, unless you vote “against” individual nominees or all nominees by marking the proxy card to that effect. If elected, each nominee for Class III director will hold office until the 2021 Annual Meeting of Stockholders or until his or her successor is elected and qualified. Each of the nominees has indicated his or her willingness to serve if elected. However, if any nominee should be unable to serve, the persons named in the proxy card may vote the proxy for a substitute nominee nominated by our Board of Directors, or our Board of Directors may reduce the number of directors.

Our Board of Directors recommends a vote FOR each of the nominees.

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2018 NOTICE OF MEETING AND PROXY STATEMENT

Our Board of Directors

Our Board of Directors is responsible for ensuring that LogMeIn is properly managed to meet the Company’s stated goals and objectives and that the long-term interests of our stockholders are served. Our Board of Directors currently consists of ten members who are divided into three classes. The members of each class serve for staggered three-year terms. At each Annual Meeting of Stockholders, the successors to directors whose terms are set to expire will be elected to serve from the time of their election and qualification until the third Annual Meeting following their election. We believe that having a staggered Board of Directors divided by classes is in the best interest of both the company and its stockholders because it provides for greater stability and continuity on our Board of Directors.

The table below provides summary information about the current composition of our Board of Directors:

Director Name	Age	Director Since	Director Class	Term Expires	Principal Occupation

Michael K. Simon(1)	53	2003	Class III	2018	Co-founder and Chairman of the Board, LogMeIn, Inc.

Sara C. Andrews(2)	54	2018	Class III	2018	SVP and Global Chief Information Security Officer, PepsiCo, Inc.

Steven J. Benson	59	2004	Class I	2019	Venture Partner, Launch Capital Partners and General Partner, Prism VentureWorks

Robert M. Calderoni(3)	58	2017	Class I	2019	Executive Chairman of Citrix Systems, Inc.; Former Interim President and CEO of Citrix

Michael J. Christenson	59	2010	Class I	2019	Managing Director, Allen & Company

Jesse A. Cohn(3)(4)	37	2017	Class III	2018	Partner and Head of U.S. Equity Activism, Elliott Management Corporation

Edwin J. Gillis(5)	69	2007	Class III	2018	Business Consultant and Private Investor

David J. Henshall(3)	49	2017	Class II	2020	President and Chief Executive Officer, Citrix Systems, Inc.

Peter J. Sacripanti(3)	62	2017	Class II	2020	Partner, McDermott Will & Emery

William R. Wagner	51	2015	Class II	2020	President and Chief Executive Officer, LogMeIn, Inc.

(1)	Chairman of the Board of Directors
(2)	Ms. Andrews was appointed to our Board of Directors effective April 4, 2018.
(3)	Messrs. Calderoni, Cohn, Henshall and Sacripanti were each appointed to our Board of Directors as Citrix-designated directors, pursuant to the terms of the Agreement and Plan of Merger, dated as of July 26, 2016, by and among LogMeIn, Inc., Lithium Merger Sub, Inc., Citrix Systems, Inc. and GetGo, Inc., as amended, which provided for Citrix to designate four directors, satisfactory to LogMeIn, to be appointed to the LogMeIn Board of Directors effective upon the closing of the Merger. The appointment of Mr. Cohn to our Board of Directors was also conditioned upon the execution of a Cooperation Agreement by and between the Company, Elliott International Capital Advisors Inc. and certain of its affiliates, which was effective as of January 31, 2017.
(4)	Mr. Cohn has elected not to stand for re-election and his term will expire at this Annual Meeting of Stockholders.
(5)	Lead Independent Director

Our by-laws provide that the authorized number of directors may be changed only by resolution of our Board of Directors and that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all of our stockholders would be entitled to cast in an annual election of directors. Any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may be filled only by vote of a majority of our directors then in office.

Director Biographies and Qualifications

The paragraphs that follow provide information as of the date of this proxy statement about each of our director nominees and current Board members. The information presented includes their length of service as a director of LogMeIn, as well as information each director has given us about their age as of April 2, 2018, current positions held, principal occupation and business experience for the past five years, as well as the names of any other publicly-held companies for which they currently serve as a director or have served as a director during the past five years. There are no family relationships among any of our directors, nominees for director, or executive officers. We have also included information about each nominee’s specific experience, qualifications, attributes, or skills that led our Board to conclude that they should serve as a director of LogMeIn.

Mr. Cohn will not stand for re-election and his term will expire at this Annual Meeting of Stockholders. His biography has therefore, been omitted.

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2018 NOTICE OF MEETING AND PROXY STATEMENT

Our Board of Directors (continued)

Director Nominees

Sara C. Andrews

SVP & Global Chief Information Security Officer, PepsiCo, Inc.

Age: 54

Director Since: April 2018

Experience: Ms. Andrews has served as the Chief Information Security Officer at PepsiCo, Inc., a multinational food, snack and beverage corporation, since July 2014, where she is responsible for safeguarding networks and data across all PepsiCo business units and brands globally. Prior to joining PepsiCo, Ms. Andrews served as the Chief Network Security Officer and Chief Information Security Officer of Verizon Communications, Inc., a multinational telecommunications company, from June 1997 to July 2014, during which time she lead several organizations responsible for data security and the security and integrity of Verizon’s wireline networks and information systems. Ms. Andrews also serves on the Board of the Collin County Children’s Advocacy Center, a non-profit child advocacy center based in Plano, Texas and is a member of the CISO (Chief Information Security Officer) Coalition National Leadership Board.

Qualifications: We believe Ms. Andrews’ qualifications to serve on our Board include her extensive experience in information and network security at large public companies as well as her experience in the telecommunications industry as an operating executive.

Michael K. Simon

Co-founder and Chairman of the Board, LogMeIn, Inc.

Age: 53

Director Since: February 2003

Other public company Boards: Since June 2011, Mr. Simon has served on the Board of HubSpot, Inc., a leading marketing and sales software platform provider.

Experience: Mr. Simon co-founded LogMeIn and has served as Chairman of our Board of Directors since our inception in February 2003 and previously served as LogMeIn’s Chief Executive Officer and Secretary until December 2015. Prior to founding LogMeIn, Mr. Simon was the founder and Chief Executive Officer of Uproar, Inc., a publicly-traded provider of online game shows and interactive games acquired by Vivendi Universal Games, Inc. in March 2001. Mr. Simon is a trustee of The Carroll School in Lincoln, Massachusetts and a member of The Graduate Studies and Research Advisory Council of the University of Notre Dame.

Qualifications: We believe Mr. Simon’s qualifications to serve on our Board include his deep knowledge of LogMeIn and its operations as well as his extensive experience in the cloud-based connectivity and software-as-a-service industries.

Edwin J. Gillis

Business Consultant & Private Investor

Age: 69

Director Since: November 2007

Committee(s): Audit (Chair)

Other public company Boards: Since October 2006, Mr. Gillis has served on the Board of Teradyne, Inc., a leading supplier of automation equipment for test and industrial applications; from October 2009 to September 2017, Mr. Gillis served on the Board of Sophos Group plc, a security software and hardware provider.

Experience: Mr. Gillis serves as our Lead Director and has worked as a business consultant and private investor since January 2006. His consulting engagements have included executive advisory and financial leadership roles at companies such as Nuance, Skype and Avaya. From July 2005 to December 2005, Mr. Gillis served as the Senior Vice President of Administration and Integration of Symantec Corporation, a publicly-traded Internet security company, following its merger with Veritas Software Corporation. From November 2002 to July 2005, Mr. Gillis served as Executive Vice President and Chief Financial Officer of Veritas Software Corporation. Prior to Veritas, Mr. Gillis served in a number of key financial roles, including Executive Vice President and Chief Financial Officer of PTC Inc., Chief Financial Officer of Lotus Development Corporation and as a Certified Public Accountant and Partner at Coopers & Lybrand L.L.P.

Qualifications: We believe Mr. Gillis’ qualifications to serve on our Board include his financial and accounting expertise as well as his extensive experience on public company Boards and as an operating executive of publicly held software companies.

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2018 NOTICE OF MEETING AND PROXY STATEMENT

Our Board of Directors (continued)

Current Directors

David J. Henshall

President & Chief Executive Officer, Citrix Systems, Inc.

Age: 49

Director Since: January 2017

Committee(s): Audit; Compensation (Chair)

Other public company Boards: Since July 2017, Mr. Henshall has served on the Board of Citrix Systems, Inc. Mr. Henshall has also served on the Board of Everbridge, Inc., a global provider of SaaS-based critical communications and enterprise safety solutions, since July 2015.

Experience: Mr. Henshall currently serves as President & Chief Executive Officer of Citrix Systems, Inc., a multinational software and cloud computing company. Beginning in 2003, Mr. Henshall held a number of senior finance roles within Citrix and served as Citrix’s Chief Financial Officer between September 2011 and June 2017 and as Citrix’s Chief Operating Officer from February 2014 to June 2017. In his roles as Citrix’s COO and CFO, Mr. Henshall oversaw Citrix’s worldwide finance, operations and administration organizations. Prior to joining Citrix, Mr. Henshall served as Chief Financial Officer of Rational Software Corporation, a software company acquired by IBM Corporation in 2003, and also held various finance positions at Cypress Semiconductor and Samsung.

Qualifications: We believe Mr. Henshall’s qualifications to serve on our Board include his extensive experience as a senior executive in the technology industry, including his experiences at several of the industry’s leading companies, as well as his financial expertise.

Steven J. Benson

Venture Partner, Launch Capital Partners; General Partner, Prism VentureWorks

Age: 59

Director Since: October 2004

Committee(s): Compensation; Nominating and Corporate Governance (Chair)

Experience: Mr. Benson has served as a Venture Partner of Launch Capital Partners, a venture capital firm, since August 2016 and as a General Partner of Prism VentureWorks, a venture capital firm, since March 2004. Mr. Benson has also served as an Executive in Residence at Bentley University since January 2009 and co-founded Bentley’s Corporate Immersion Institute, an award-winning management development graduate program. Since August 2014, Mr. Benson has also hosted a weekly radio show on Bloomberg Radio which focuses on venture capitalism. Mr. Benson previously served as the Chief Executive Officer of MCK Communications, a provider of distributed voice communications services, from 1997 to 2002.

Qualifications: We believe Mr. Benson’s qualifications to serve on our Board include his 38 years of experience in the tech industry as an entrepreneur, board member and board advisor as well as his experience as a managing executive in the software-as-a-service industry.

Michael J. Christenson

Managing Director, Allen & Company

Age: 59

Director Since: August 2010

Committees: Compensation; Nominating and Corporate Governance

Experience: Mr. Christenson has been a Managing Director at Allen & Company, a New York investment bank, since June 2010. From April 2006 to May 2010, Mr. Christenson served as the President and Chief Operating Officer of CA, Inc., an IT management software and solutions company. From February 2005 to April 2006, Mr. Christenson served as CA, Inc.’s Executive Vice President of Strategy and Business Development. Prior to joining CA, Inc., Mr. Christenson held a number of leadership positions at Citigroup Global Markets, Inc. from 1987 to 2004.

Qualifications: We believe Mr. Christenson’s qualifications to serve on our Board include his extensive investment banking background, as well as his experience in the software industry and as an operating executive.

William R. Wagner

President & Chief Executive Officer, LogMeIn, Inc.

Age: 51

Director Since: March 2015

Other public company Boards: Since April 2018, Mr. Wagner has served on the board of Akamai Technologies, Inc., a global leader in Content Delivery Network (CDN) services.

Experience: Mr. Wagner has served as President and Chief Executive Officer of LogMeIn since December 2015. Mr. Wagner first joined LogMeIn in May 2013 as our Chief Operating Officer and served as our President and Chief Operating Officer from January 2015 to December 2015. Prior to joining LogMeIn, Mr. Wagner served as the Chief Operating Officer at Vocus, Inc., a leading cloud marketing software provider, from October 2010 to November 2012 and as Vocus’s Chief Marketing Officer from July 2006 to October 2010. Prior to Vocus, Mr. Wagner had served as the Chief Marketing Officer at Fiberlink Communications, from February 2000 to June 2006. In December 2017, Mr. Wagner joined the Boston local advisory board of BUILD: Greater Boston, a non-profit that uses entrepreneurship to help students make the connection between academics and life.

Qualifications: We believe Mr. Wagner’s qualifications to serve on our Board include his extensive sales and marketing leadership experience working at a number of successful technology and software-as-a-service businesses, as well as his current experience as an operating executive in the software industry and at the Company.

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2018 NOTICE OF MEETING AND PROXY STATEMENT

Our Board of Directors (continued)

Robert M. Calderoni

Executive Chairman of Citrix Systems, Inc.; Former Interim President and Chief Executive Officer of Citrix

Age: 58

Director Since: January 2017

Committee(s): Compensation

Other public company Boards: Since 2003, Mr. Calderoni has served on the Board of Directors of Juniper Networks, Inc., a publicly-traded networking company; since 2007, he has served on the Board of Directors of KLA-Tencor, a publicly-traded semiconductor company; and since June 2014, he has served on the board of Citrix Systems, Inc.

Experience: Mr. Calderoni has served as Executive Chairman of Citrix Systems, Inc. since July 2015 and previously served as Citrix’s Interim Chief Executive Officer and President from October 2015 to January 2016. Mr. Calderoni served as Chairman and Chief Executive Officer of Ariba, Inc., a cloud applications and business network company, from October 2001 until it was acquired by SAP, a publicly-traded software and IT services company, in October 2012, and then continued as Chief Executive Officer of Ariba following the acquisition until January 2014. Mr. Calderoni also served as a member of the global managing Board at SAP AG between November 2012 and January 2014 and as President of SAP Cloud at SAP AG from June 2013 to January 2014. Prior to Ariba, Mr. Calderoni held senior finance roles at Apple and IBM and served as Chief Financial Officer of Avery Dennison Corporation, a publicly-traded packaging and labelling solutions company.

Qualifications: We believe Mr. Calderoni’s qualifications to serve on our Board include his extensive experience as a leader and manager of multiple large scale global enterprises, particularly his experience as a leader of publicly-traded software-as-a-service companies, as well as his overall financial, accounting, corporate finance and operations expertise.

Peter J. Sacripanti

Partner at McDermott Will & Emery LLP

Age: 62

Director Since: January 2017

Committee(s): Audit; Nominating and Corporate Governance

Other Public Company Boards: Since December 2015, Mr. Sacripanti has served on the board of Citrix Systems, Inc.

Experience: Since 1996, Mr. Sacripanti has served as a Partner at McDermott Will & Emery, an international law firm with 2,000 full time employees and/or partners in North America, Europe, and Asia, where his practice includes representing and defending major corporations and industry groups, including Fortune 500 companies. Mr. Sacripanti previously served as the Chairman of the Executive Committee of McDermott Will & Emery from September 2010 to January 2017. Mr. Sacripanti also currently serves as a Trustee Fellow of Fordham University, the Jesuit University of New York; and serves as a member of the Columbia University Medical Center Board of Advisors and chair of the Cardiac Council for the Columbia University Medical Center.

Qualifications: We believe Mr. Sacripanti’s qualifications to serve on our Board include his years of experience representing large corporations on a variety of legal matters and his experience managing an international business organization.

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2018 NOTICE OF MEETING AND PROXY STATEMENT

Corporate Governance

Our Commitment to Corporate Governance

The principal responsibility of our Board of Directors is to oversee the management of the Company and, in so doing, serve the best interests of the Company and its stockholders. To help fulfill this responsibility, our Board of Directors has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics. We believe that these corporate governance policies and guidelines adopted by our Board of Directors reflect many current “best practices,” including:

•	A “majority of votes” voting standard and a director resignation policy for directors in uncontested elections
•	All directors with the exception of Messrs. Simon and Wagner are independent under the NASDAQ Marketplace Rules
•	An independent lead director presides over all executive sessions of the Board of Directors and together with the Chairman helps set Board and Committee meeting agendas
•	Three standing Board Committees, all of which are comprised solely of independent directors
•	Directors have full and free access to management and, as necessary and appropriate, independent advisors
•	Separate Chairman, Lead Independent Director and Chief Executive Officer
•	All directors attended greater than 75% of Board meetings held during 2017
•	Our insider trading policy prohibits executives and directors from hedging or pledging LogMeIn stock
•	Directors and Section 16 executive officers are subject to stock ownership guidelines
•	At least annually, the Board of Directors and its Committees conduct a self-evaluation to determine whether they are functioning effectively

Complete copies of our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and the charters for our Audit, Compensation, and Nominating and Corporate Governance Committees are available on the “Investors — Corporate Governance — Documents & Charters” section of our website, www.logmeininc.com. Alternatively, you may request a copy of any of these documents free of charge by writing to:

LogMeIn, Inc.

320 Summer Street

Boston, Massachusetts 02210

Attention: Investor Relations

Any amendments to our Code of Business Conduct and Ethics will be disclosed on our website.

Board Leadership Structure

Our Board has implemented a leadership structure comprised of both a Chairman, Mr. Michael Simon, and a Lead Independent Director, Mr. Edwin Gillis:

•	Chairman — The Chairman of our Board, among other things, is responsible for presiding over and managing the Board and setting agendas for our Board meetings. Our Board of Directors believes that Mr. Simon’s service as both Chairman of the Board and his experience as co-founder and former-Chief Executive Officer of LogMeIn is in the best interest of the Company and its stockholders because he possesses detailed knowledge of the issues, opportunities and challenges facing the Company, its business and its industry.
•	Lead Independent Director — Edwin J. Gillis, an independent director who also serves as chairman of the Audit Committee, has been selected by our Board of Directors to serve as the Lead Independent Director for all meetings of the non-employee directors held in executive session. The Lead Independent Director has the responsibility of presiding at all executive sessions of the Board of Directors, consulting with both the Chairman and the Chief Executive Officer on Board and Committee meeting agendas, acting as a liaison between management and the non-employee directors, including maintaining frequent contact with both the Chairman and Chief Executive Officer and advising them on the efficiency of the Board meetings, facilitating teamwork and communication between the non-employee directors and management, as well as additional responsibilities that are more fully described in our Corporate Governance Guidelines, posted on the “Investor — Corporate Governance — Documents & Charters” section of our website, located at www.logmeininc.com.

Director Independence

NASDAQ and Exchange Act Independence Standards

Rule 5605(b)(1) of the NASDAQ Marketplace Rules (the “NASDAQ Rules”), independent directors must comprise a majority of a listed company’s Board of Directors within one year of listing. The NASDAQ Rules also require that, subject to specified exceptions, each member of a listed company’s audit, compensation and Nominating and Corporate Governance Committees be independent. Audit Committee members must also

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2018 NOTICE OF MEETING AND PROXY STATEMENT

Corporate Governance (continued)

satisfy the independence criteria set forth in Rule 10A-3 (“Rule 10A-3”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under the NASDAQ Rules, a director will only qualify as an “independent director” if, in the opinion of that company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an Audit Committee of a listed company may not, other than in his capacity as a member of the Audit Committee, the Board of Directors, or any other Board Committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Prior to accepting the appointments of Messrs. Calderoni, Cohn, Henshall and Sacripanti to our Board of Directors, our then-current Board of Directors was presented with a summary and analysis of Messrs. Calderoni, Cohn, Henshall and Sacripanti’s independence and qualifications for service under the aforementioned rules and regulations. Our Board of Directors has determined that, with the exception of Mr. Simon and Mr. Wagner, all of our directors, including each of Messrs. Calderoni, Cohn, Henshall and Sacripanti, qualify as “independent” as that term is defined under NASDAQ Marketplace Rule 5605(a)(2) and the SEC regulations and that those directors who comprise our Audit, Compensation and Nominating and Corporate Governance Committees also satisfy the heightened independence standards for those committees established by applicable SEC regulations and the NASDAQ Rules. In making this determination, our Board of Directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Additional Independence Standards

In addition to the independence standards required by the NASDAQ Rules and the Exchange Act, certain organizations that serve institutional investors have additional heightened standards and policies which they use to evaluate director independence when making voting recommendations to shareholders. These standards and policies are often driven by a belief that directors who are too closely tied to management may have inherent conflicts of interest and therefore may be less willing and able to effectively evaluate and scrutinize company performance.

With the exception of Mr. Simon, who previously served as our CEO, and Mr. Wagner, who currently serves as our President and CEO, we believe that our other eight directors are sufficiently independent from our management team to allow them to effectively serve as directors since, in addition to their independence under the NASDAQ and Exchange Act standards, none of them have ever served as an officer or employee of LogMeIn or one of its affiliates, nor have they ever beneficially owned more than 50% of LogMeIn’s voting power.

Specifically with regard to Mr. Calderoni and Mr. Henshall, each of whom currently hold management positions at Citrix, it is important to note that: (i) while each is an officer of Citrix, Citrix itself never owned any shares of LogMeIn, and thus was not an affiliate of LogMeIn; (ii) Citrix was not a parent or predecessor to LogMeIn; and (iii) LogMeIn never had a joint venture or partnership arrangement, before, during or after the Merger with Citrix.

Board Meetings and Attendance

Our Board met eight (8) times during the year ended December 31, 2017. During 2017, each director attended at least 75% of the Board meetings held during the period for which he or she has been a director. During 2017, each incumbent director attended at least 75% of the number of meetings held by all committees of the Board on which he or she then served. All of our directors were present at our Annual Meeting of Stockholders in June 2017.

Board Committees

During fiscal 2017, our Board of Directors had four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Operating Committee. Each committee operates under a charter that has been approved by our Board of Directors in compliance with the NASDAQ Marketplace Rules, copies of which are available under the “Investor — Corporate Governance-Documents & Charters” section on our website, located at www.logmeininc.com. Pursuant to the Merger Agreement, our Board of Directors appointed at least one Citrix director designee to each of the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee. In 2017, our Board had established an Operating Committee that was comprised of two Citrix designees and two directors serving on the Board prior to the Merger and which was responsible for designing and overseeing a plan to achieve the synergies expected to result from the Merger. The Operating Committee has since been disbanded by unanimous decision of the Board.

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Corporate Governance (continued)

The following table indicates the members of each Board Committee from January 1, 2017 to December 31, 2017:

Director Name:	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee	Operating Committee(1)

Michael K. Simon «

Sara C. Andrews(2)

Steven J. Benson

Robert M. Calderoni

Michael J. Christenson

Jesse A. Cohn

Edwin J. Gillis ♦

David J. Henshall

Peter J. Sacripanti

William R. Wagner

Number of Meetings held in fiscal 2017	6	3	2	2

(1)	The Operating Committee was disbanded effective September 6, 2017.
(2)	Ms. Sara Andrews joined the Board in April 2018 and therefore, was not a member of any Committee during fiscal 2017.

« = Chairman of the Board   ◆ = Lead Independent Director    = Committee Chair   = Committee member

Audit Committee — At the beginning of fiscal 2017, our Audit Committee was comprised of Mr. Gillis, who serves as chairman, Mr. Benson and Ms. Marilyn Matz, who resigned from the Board and all Committees effective January 31, 2017. Effective January 31, 2017, Ms. Matz and Mr. Benson were replaced on the Audit Committee by Mr. Henshall and Mr. Sacripanti. Our Board of Directors has determined that each Audit Committee member satisfies the requirements for financial literacy under the current requirements of the NASDAQ Marketplace Rules. Mr. Gillis is an “Audit Committee financial expert,” as defined by SEC rules, and satisfies the financial sophistication requirements of the NASDAQ Global Select Market. Our Audit Committee assists our Board of Directors in its oversight of our accounting and financial reporting process and the audits of our financial statements. The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;
•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•	monitoring our internal controls over financial reporting, disclosure controls and procedures, and Code of Business Conduct and Ethics;
•	reviewing our risk-management policies, data security programs and procedures as well as monitoring cybersecurity risks and the Company’s compliance with its data privacy obligations;
•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and resolution of accounting-related complaints and concerns;
•	meeting independently with our independent registered public accounting firm and management;
•	reviewing and approving or ratifying any related-person transactions; and
•	preparing the annual Audit Committee report required by SEC rules.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit Committee.

Compensation Committee — At the beginning of fiscal 2017, our Compensation Committee was comprised of Mr. Benson, who served as chairman of the Committee and Mr. Gregory Hughes, who resigned from the Board and all Committees effective January 31, 2017. Effective January 31, 2017, our Compensation Committee was comprised of Mr. Henshall, who serves as chairman of the Committee, and Messrs. Benson, Calderoni and Christenson. The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives used to set Chief Executive Officer compensation;
•	determining our Chief Executive Officer’s compensation;

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Corporate Governance (continued)

•	reviewing and approving, or making recommendations to our Board of Directors with respect to, the compensation of our other executive officers;
•	overseeing the evaluation of our senior executives;
•	overseeing and administering our cash and equity incentive plans;
•	reviewing and making recommendations to our Board of Directors with respect to director compensation;
•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure required by SEC rules; and
•	preparing the annual Compensation Committee report required by SEC rules.

None of our executive officers serve as a member of the Board of Directors or Compensation Committee, or other Committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board of Directors or our Compensation Committee. None of the members of our Compensation Committee is an officer or employee of our company, nor have they ever been an officer or employee of our company.

Nominating and Corporate Governance Committee — At the beginning of fiscal 2017, our Nominating and Corporate Governance Committee was comprised of Mr. Christenson and Mr. Gillis. Effective as of January 31, 2017, our Nominating and Corporate Governance Committee was comprised of Mr. Benson, who serves as chairman of the Committee, and Messrs. Christenson and Sacripanti. The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become members of our Board of Directors;
•	recommending to our Board of Directors the persons to be nominated for election as directors and to each Board Committee;
•	reviewing and making recommendations to our Board of Directors with respect to management succession planning;
•	developing and recommending corporate governance principles to our Board of Directors; and
•	overseeing an annual evaluation of our Board of Directors.

Operating Committee — Our Operating Committee was established on January 31, 2017 effective upon the closing of our Merger. The Operating Committee was comprised of Mr. Calderoni, who served as chairman of the Committee, Mr. Christenson, Mr. Cohn and Mr. Simon. Pursuant to its charter, the Operating Committee was responsible for designing and overseeing a plan to achieve the synergies expected to result from the Company’s Merger, and to undertake any other related activities as may be delegated by the Board of Directors. The Committee was expected to serve for a period of two (2) years following January 31, 2017, at which time the Operating Committee would automatically disband and cease to exist as a Committee unless the Board of Directors acted to extend its existence. Given the Company’s success in achieving the synergies expected to result from the Merger ahead of its anticipated two-year schedule, the Board of Directors voted by unanimous decision to disband the Operating Committee effective September 6, 2017.

Director Nomination Process

Our Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of our Board of Directors and for recommending to our Board of Directors the persons to be nominated for election as directors and to each Board Committee.

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates typically includes:

•	retaining the services of an executive search firm to help identify and evaluate potential director candidates;
•	soliciting recommendations for qualified nominees from current members of the Board and management; and
•	scheduling interviews and meetings with potential candidates and members of the Nominating and Corporate Governance Committee, the Board of Directors and members of senior management.

Our Nominating and Corporate Governance Committee also considers candidates proposed by our stockholders. Stockholders nominating director candidates must follow the procedures set forth under “INFORMATION ABOUT THE ANNUAL MEETING AND VOTING — “May I recommend a candidate for LogMeIn’s Board of Directors?”” and “How and when may I submit a stockholder proposal for the 2019 Annual Meeting?”

Candidate Criteria and Skills

Before recommending any particular candidate for inclusion in the Board of Directors’ slate of recommended director nominees, our Nominating and Corporate Governance Committee believes that each candidate must satisfy at least the following minimum criteria:

•	a reputation for integrity, honesty and adherence to high ethical standards;
•	a demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to LogMeIn’s current and long-term objectives and a willingness to contribute positively to LogMeIn’s decision-making process;

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Corporate Governance (continued)

•	a commitment to understand LogMeIn and its industry and to regularly attend and participate in meetings of the Board and its Committees;
•	the ability to understand the sometimes conflicting interests of the various constituencies of LogMeIn, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders; and
•	candidates should not have, nor appear to have, a conflict of interest that would impair the candidate’s ability to represent the interests of all of LogMeIn’s stockholders and to fulfill the responsibilities of a director.

In addition to the above minimum criteria, our Board of Directors also believes that having directors who provide a significant breadth of experience, knowledge and abilities in areas relevant to LogMeIn’s business, while also representing a diversity of gender, race, age, sexual orientation and ethnicity, contributes to a well-balanced and effective Board. Therefore, the Nominating and Corporate Governance Committee is committed to ensuring that at least one candidate representing a diversity of gender, race, ethnicity, age and/or sexual orientation is included in each pool of new candidates from which Board nominees are chosen, and that directors should be selected so that the Board is a diverse body. Any search firm retained by our Nominating and Corporate Governance Committee to find director candidates will be instructed to take into account all of the criteria used by our Nominating and Corporate Governance Committee, including diversity. Director nominees are not discriminated against on the basis of gender, race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

In the spirit of this commitment to diversity one of three candidates nominated for election at LogMeIn’s 2018 Annual Meeting are women and going forward the Board remains committed to ensuring that the Board remains a diverse body, reflecting a variety of different perspectives, backgrounds and experiences.

The Nominating and Corporate Governance Committee believes that the re-nomination of existing directors should not be viewed as automatic, but should be based on continuing qualification under the criteria set forth above and confirmation that each nominee possesses the appropriate skills and characteristics required of LogMeIn’s directors. The table below summarizes key qualifications, skills and attributes most relevant to the decision to nominate candidates to serve on our Board of Directors. A check mark indicates a specific area of focus or experience on which the Board relies most. The lack of a mark does not necessarily mean that the director does not possess that qualification or skill:

Current Directors	Leadership	Technology	Financial Experience	Global Business	Diversity	Sales and Marketing	Academia	Public Company Board Experience

Michael K. Simon	✓	✓		✓			✓	✓

Sara C. Andrews	✓	✓		✓	✓

Steven J. Benson	✓	✓	✓	✓		✓	✓	✓

Robert M. Calderoni	✓	✓	✓	✓				✓

Michael J. Christenson	✓	✓	✓	✓				✓

Jesse A. Cohn	✓	✓	✓	✓				✓

Edwin J. Gillis	✓	✓	✓	✓				✓

David J. Henshall	✓	✓	✓	✓				✓

Peter J. Sacripanti	✓	✓		✓			✓	✓

William R. Wagner	✓	✓		✓		✓		✓

You can find more detailed information on our process for selecting Board members and our criteria for Board nominees in our Corporate Governance Guidelines, which are available on the “Investors — Corporate Governance — Documents & Charters” section of our website, www.logmeininc.com.

Director Voting Standard

Our by-laws provide that, in an uncontested election, each director will be elected by a majority of votes cast. A “majority of votes cast” means the number of shares voted “for” a director exceeds the number of votes cast “against” that director. In addition, our Corporate Governance Guidelines include a director resignation policy that provides that, in uncontested elections, an incumbent director nominee who does not receive the required votes for re-election is expected to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee, or another duly authorized Committee of the Board, will determine whether to accept or reject the tendered resignation generally within ninety days after certification of the election results. No director who failed to receive the required votes for re-election may participate in the consideration of the matter. The Company will publicly disclose the Nominating and Corporate Governance Committee’s (or other responsible Committee’s) decision.

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Corporate Governance (continued)

The majority voting standard does not apply, however, if the Board of Directors determines that the number of nominees for director exceeds the number of directors to be elected. In such circumstances, even if the number of nominees for director later no longer exceeds the number of directors to be elected, directors will instead be elected by a plurality of the votes cast, meaning that the nominees receiving the most votes will be elected.

Compensation Risk Assessment

Consistent with the SEC’s disclosure requirements, we have assessed our compensation programs for all employees. We have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Management has evaluated our executive and employee compensation and benefits programs to determine if these programs’ provisions and operations create undesired or unintentional risk of a material nature. The risk assessment process includes a review of program policies and practices; analysis to identify risks and risk controls related to our compensation programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, the effectiveness of our risk controls and the impacts of our compensation programs and their risks to LogMeIn strategy. Although we periodically review all compensation programs, we focus on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. In relation to this, we believe that our incentive compensation arrangements provide incentives that do not encourage risk taking beyond our ability to effectively identify and manage significant risks and are compatible with effective internal controls and the risk management practices of LogMeIn.

The Compensation Committee monitors our compensation programs on an annual basis and expects to make modifications as necessary to address any changes in the Company’s business or risk profile.

The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. Additionally, the Compensation Committee may delegate authority to one or more sub-committees as it deems appropriate. The processes and procedures followed by our Compensation Committee in considering and determining executive compensation are described below under the heading “Executive Compensation Discussion and Analysis.”

Transactions with Related Persons

Since January 1, 2017, we have not engaged in any transactions with our directors, executive officers and holders of more than 5% of our voting securities, and affiliates or immediately family members of our directors, executive officers or holders of more than 5% of our voting securities, in which the amount involved exceeds $120,000.

Our Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee of our Board of Directors. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit Committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;
•	the approximate dollar value of the amount involved in the related person transaction;
•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•	whether the transaction was undertaken in the ordinary course of our business;
•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;
•	the purpose of, and the potential benefits to us of, the transaction; and
•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

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Corporate Governance (continued)

The Audit Committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is consistent with our best interests. The Audit Committee may impose any conditions on the related-person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related-person transaction disclosure rule, our Board of Directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related-person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million or 2% of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of our annual consolidated gross revenues; and
•	a transaction that is specifically contemplated by provisions of our charter or by-laws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

Communicating with our Board of Directors

Our Board of Directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the Nominating and Corporate Governance Committee, subject to the advice and assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the Nominating and Corporate Governance Committee considers to be important for the directors to review. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications to our Board of Directors on any topic should address such communications to:

LogMeIn, Inc.

320 Summer Street

Boston, Massachusetts 02210

Attention: Board of Directors, c/o Corporate Secretary

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Director Compensation

Overview of 2017 Director Compensation Program

Our Compensation Committee is responsible for overseeing our director compensation program and for making recommendations to our Board of Directors regarding the appropriateness of our director compensation levels. We use a combination of cash and stock-based compensation to attract and retain qualified persons to serve on our Board of Directors. Our Compensation Committee has retained an independent compensation consultant, Compensia, Inc., or Compensia, who reports directly to the Compensation Committee and uses competitive market data to provide the Committee with compensation ranges that are consistent with the compensation offered by other companies within our peer group.

In early 2017, the Compensation Committee engaged Compensia to help benchmark our non-employee director compensation program against the compensation programs offered by the other companies in our post-Merger peer group, which had been reset to reflect LogMeIn’s scale, profile, revenue and competitive environment following the completion of its merger with the GoTo Business. After carefully considering the competitive market data prepared by Compensia, our Board approved an increase in both the cash and stock-based compensation to be paid to members of our Board of Directors for fiscal 2017.

Mr. Simon, our Chairman and former Special Advisor to the Chief Executive Officer, and Mr. Wagner, our President and Chief Executive Officer, did not receive any compensation in connection with their service as directors during fiscal 2017. The compensation that we paid in 2017 to Mr. Wagner as an employee is discussed in the “Executive Compensation Discussion and Analysis” section beginning on page 33.

2017 Director Cash Compensation

For fiscal 2017, each of our non-employee directors were entitled to receive the annual cash retainer fees set forth in the tables below, which were paid in quarterly installments. We also reimburse each non-employee director for any out-of-pocket expenses incurred in connection with their attending meetings of our Board of Directors.

The tables below summarize our 2017 non-employee director cash compensation program:

Board Membership	Annual Cash Retainer
General Board Member	$50,000
Lead Independent Director	$70,000

	Annual Committee Retainers
Board Committee	Committee Chairman	Committee Member
Audit	$25,000	$10,000
Compensation	$20,000	$10,000
Nominating and Corporate Governance	$10,000	$5,000
Operating	$25,000	$10,000

2017 Director Stock Compensation

In addition to cash compensation, we also grant our non-employee directors RSU awards under our Amended and Restated 2009 Stock Incentive Plan. In determining the amounts of RSU awards to be granted to our non-employee directors, the Compensation Committee generally plans to grant awards that are deemed to be competitive with the equity awards granted by the other companies within our fiscal 2017 compensation peer group and other companies within our industry and region.

Each of our non-employee directors who served during fiscal 2017 were awarded a time-based RSU award with vesting conditions which were subject to their continued service as a director through their applicable vesting date. Pursuant to the individual award agreements, vesting rights typically cease after termination of service except in the case of death or disability. Prior to the vesting of an RSU, the holder has no rights as a stockholder with respect to the shares subject to such RSU, including voting rights and the right to receive dividends or dividend equivalents.

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Director Compensation (continued)

In fiscal 2017, the following time-based RSU awards were granted to our non-employee directors:

Non- Employee Director	Shares of Common Stock Subject to Time-Based RSU Awards (#)
Sara C. Andrews(1)	—
Steven J. Benson	2,144	(2)
Robert M. Calderoni	4,901	(3)
Steven G. Chambers(4)	—
Michael J. Christenson	2,144	(2)
Jesse A. Cohn(5)	4,901	(3)
Edwin J. Gillis	2,144	(2)
David J. Henshall	4,901	(3)
Gregory W. Hughes(4)	—
Marilyn Matz(4)	—
Peter J. Sacripanti	4,901	(3)
Michael K. Simon	—

(1)	Ms. Andrews’ term commenced April 4, 2018.
(2)	The 2017 RSU awards granted to Messrs. Benson, Christenson and Gillis, were awarded at the June 1, 2017 meeting of our Board of Directors and have a one-year cliff vesting condition whereby the shares underlying these awards will become fully vested on the earlier of the 2018 Annual Meeting of Stockholders or the first anniversary of the date of grant, subject to their continued service through such date.
(3)	The 2017 RSU awards granted to Messrs. Henshall, Calderoni, Sacripanti and Cohn were awarded at the June 1, 2017 meeting of our Board of Directors and vest in two equal installments over a two-year period whereby the shares underlying these awards will become fully vested on the earlier of the 2019 Annual Meeting of Stockholders or the second anniversary of the date of grant, subject to their continued service through such date.
(4)	Mr. Chambers, Mr. Hughes and Ms. Matz resigned from our Board of Directors effective January 31, 2017.
(5)	Mr. Cohn’s term will expire at our 2018 Annual Meeting of Stockholders.

Director Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for our non-employee directors. Pursuant to these stock ownership guidelines, each current non-employee director and any newly appointed non-employee director is required to, by the date three (3) years from the date the guidelines became applicable to such non-employee director, own shares of the company’s common stock having an aggregate value at least equal to one times the amount of the annual cash retainer that we currently pay our non-employee directors for general service on our Board, excluding any additional retainers paid for serving on committees or as Lead Independent Director. For purposes of this calculation, shares of the company’s common stock held directly or indirectly by the non-employee director are included while any outstanding and unvested RSU awards or any outstanding and unvested or vested but unexercised stock option awards are excluded.

Director Compensation in Fiscal 2017

The following table sets forth information regarding compensation earned by our non-employee directors during 2017:

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards ($)(2)(3)		All Other Compensation		Total ($)
Sara C. Andrews(4)	$—	$—		$—		$—
Steven J. Benson	$70,000	$242,272	(8)	$—		$312,272
Robert M. Calderoni(5)	$71,667	$553,813	(9)	$—		$625,480
Steven G. Chambers(6)	$4,167	$170,495	(10)	$—		$174,662
Michael J. Christenson	$72,500	$242,272	(8)	$—		$314,772
Jesse A. Cohn(5)(7)	$52,500	$553,813	(9)	$—		$606,313
Edwin J. Gillis	$95,000	$242,272	(8)	$—		$337,272
David J. Henshall(5)	$73,333	$553,813	(9)	$—		$627,146
Gregory W. Hughes(6)	$5,000	$170,495	(10)	$—		$175,495
Marilyn Matz(6)	$5,000	$170,495	(10)	$—		$175,495
Peter J. Sacripanti(5)	$59,583	$553,813	(9)	$—		$613,396
Michael K. Simon	$—	$—		$114,570	(11)	$114,570

(1)	The amounts reported in this column represent the aggregate dollar amount, pro-rated for any partial year of service of all fees earned or paid in cash to each non-employee director in fiscal 2017 for their service as a director, including any annual retainer fees, Committee and/or chairmanship fees and lead director fees.

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Director Compensation (continued)

(2)	The amounts shown in this column represent the grant date fair value calculated in accordance with the provisions of FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
(3)	The following table shows the aggregate number of stock awards and stock option awards held as of December 31, 2017 by each of our non-employee directors who served during 2017:

Name	Stock Awards (#)	Option Awards (#)
Sara C. Andrews	—	—
Steven J. Benson	2,144	—
Robert M. Calderoni	4,901	—
Steven G. Chambers	—	—
Michael J. Christenson	2,144	90,000
Jesse A. Cohn	4,901	—
Edwin J. Gillis	2,144	—
David J. Henshall	4,901	—
Gregory W. Hughes	—	—
Marilyn Matz	—	—
Peter J. Sacripanti	4,901	—
Michael K. Simon	—	—

(4)	Ms. Andrews joined our Board of Directors effective April 4, 2018.
(5)	Messrs. Calderoni, Cohn, Henshall and Sacripanti joined our Board of Directors effective January 31, 2017.
(6)	Mr. Chambers, Mr. Hughes and Ms. Matz resigned from our Board of Directors effective January 31, 2017.
(7)	Mr. Cohn will not stand for re-election and his term will expire at this Annual Meeting of Stockholders.
(8)	Represents 2,144 RSU awards granted at the June 1, 2017 meeting of our Board of Directors, which have a one-year cliff vesting condition whereby the awards become fully vested on the earlier of the 2018 Annual Meeting of Stockholders or the first anniversary of the date of grant, subject to the director’s continued service through such date.
(9)	Represents 4,901 RSU awards granted at the June 1, 2017 meeting of our Board of Directors, which vest in two equal installments over a two-year period whereby the shares underlying these awards will become fully vested on the earlier of the 2019 Annual Meeting of Stockholders or the second anniversary of the date of grant, subject to the director’s continued service through such date.
(10)	Effective upon their resignation on January 31, 2017, the Board of Directors accelerated the vesting of each of the 3,616 unvested RSUs previously awarded to Mr. Chambers, Mr. Hughes and Ms. Matz, which were scheduled to vest on May 26, 2017 and each had an aggregate value of $390,890 based on the closing price of the Company’s common stock on the NASDAQ Global Select Market on January 31, 2017. The amount reported represents $170,495 in incremental fair value received by Mr. Chambers, Mr. Hughes and Ms. Matz in connection with the modification of these RSU awards. These amounts do not represent actual amounts paid to or realized by the directors in 2017.
(11)	Amount shown represents $96,154 in base salary payments and $18,416 in medical insurance, life insurance and disability insurance premiums as well as any Section 401(k) plan matching contributions paid by us on behalf Mr. Simon in accordance with the terms of his Transition Agreement dated September 30, 2015, pursuant to which Mr. Simon provided assistance in transitioning his duties following his resignation as our Chief Executive Officer and performed special assignments as requested by Mr. Wagner until the date of his termination, December 15, 2017. This amount does not represent compensation paid to Mr. Simon for his service as a director.

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2018 NOTICE OF MEETING AND PROXY STATEMENT

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2018. Although stockholder approval of our Audit Committee’s selection of Deloitte & Touche LLP is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, our Audit Committee will take that into consideration and may reconsider the selection. We expect that a representative of Deloitte & Touche LLP, which served as our independent registered public accounting firm for the year ended December 31, 2017, will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she wishes.

Our Board of Directors recommends a vote FOR this proposal.

Audit Committee Report

The Audit Committee has reviewed and discussed with our management our audited consolidated financial statements for the year ended December 31, 2017. The Audit Committee has also reviewed and discussed with Deloitte & Touche LLP, our independent registered public accounting firm, our audited consolidated financial statements and the matters required by Statement on Auditing Standards No. 61 (Communications with Audit Committees), or SAS No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. SAS No. 61 requires our independent registered public accounting firm to discuss with the Audit Committee, among other things, the following to the extent applicable or relevant:

•	methods to account for significant unusual transactions;
•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;
•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and
•	disagreements with management, if any, over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The Audit Committee has also received from Deloitte & Touche LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with Deloitte & Touche LLP the matters disclosed in the letter and its independence with respect to LogMeIn, including a review of audit and non-audit fees and services, and concluded that Deloitte & Touche LLP is independent.

Based on its discussions with management and Deloitte & Touche LLP, and its review of the representations and information referred to above provided by management and Deloitte & Touche LLP, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

By the Audit Committee of the Board of Directors of LogMeIn, Inc.,

Edwin J. Gillis, Chairman

David J. Henshall

Peter J. Sacripanti

LOGMEIN, INC.    29

2018 NOTICE OF MEETING AND PROXY STATEMENT

Proposal 2 — Ratification of Appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm (continued)

Auditor Fees and Services

The following table presents the aggregate fees of Deloitte & Touche LLP, our independent registered public accounting firm, incurred by us for the years ended December 31, 2016 and 2017:

Fee Category	2016	2017
Audit Fees(1)	$1,193,000	$2,431,800
Tax Fees(2)	287,500	520,500
All Other Fees(3)	93,300	99,800
Total Fees	$1,573,800	$3,052,100

(1)	Audit fees consisted of fees for the audit of our annual financial statements, the review of our interim financial statements, the review of financial information included in our filings with the SEC, an assessment of the effectiveness of our internal controls over financial reporting in connection with Section 404 of the Sarbanes-Oxley Act of 2002 and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)	Tax fees consisted of fees for tax compliance, tax advice and tax planning services.
(3)	All other fees consist principally of tax compliance services related to our expatriate employees, foreign jurisdiction government grant review, and subscription for research tools.

The Audit Committee of our Board of Directors believes that the non-audit services described above did not compromise Deloitte & Touche LLP’s independence. The Audit Committee’s charter, a copy of which can be found on the “Investors — Corporate Governance — Documents & Charters” section of our website, www.logmeininc.com, requires that all proposals to engage Deloitte & Touche LLP for services, and all proposed fees for these services, be submitted to the Audit Committee for approval before Deloitte & Touche LLP may provide the services. From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next twelve months. Any pre-approval is also generally subject to a maximum dollar amount, and the Audit Committee is informed of each service once it has been provided.

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2018 NOTICE OF MEETING AND PROXY STATEMENT

PROPOSAL 3 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (A “SAY ON PAY”)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement.

Our objectives with respect to executive compensation are to (i) attract, motivate, and retain talented executive officers, (ii) promote the achievement of key financial and strategic performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate and, in some cases, individual performance goals and (iii) align the incentives of our executives with the creation of value for our stockholders. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and other business-related goals, and the realization of increased stockholder value. To achieve these objectives, our Compensation Committee, in conjunction with a third-party compensation consultant, reviews and evaluates our executive compensation program with the goal of setting compensation at levels the Committee believes are competitive in our industry and region. In addition, our executive compensation program ties a substantial portion of each executive’s overall compensation to key financial and operational goals such as our financial and operational performance. We also provide a portion of our executive compensation in the form of time-based equity incentive awards that vest over time, which we believe helps to retain our executives and aligns their interests with those of our stockholders by allowing them to participate in the longer-term success of our company as reflected in stock price appreciation over the vesting period. The “Executive Compensation Discussion and Analysis” section of this proxy statement, beginning on page 33, describes in detail our executive compensation programs and the decisions made by the Compensation Committee and our Board of Directors, with respect to the fiscal year ended December 31, 2017.

We are asking our stockholders to indicate their support and approval for our named executive officer compensation as described herein. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Our Board of Directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that, pursuant to Section 14A of the Exchange Act, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, they will consider any stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Our Board of Directors recommends a vote FOR the approval of the compensation of the named executive officers.

LOGMEIN, INC.    31

2018 NOTICE OF MEETING AND PROXY STATEMENT

Our Executive Officers

Our executive officers and their respective ages and positions as of our record date, April 2, 2018, are as follows:

Name	Age	Employee Since	Title
William R. Wagner	51	2013	President and Chief Executive Officer
Edward K. Herdiech	51	2006	Chief Financial Officer and Treasurer
Christopher L. Battles	42	2017	General Manager, Communications & Collaboration
Lawrence M. D’Angelo	54	2011	Senior Vice President, Global Sales
Michael J. Donahue	44	2007	Senior Vice President, General Counsel and Secretary
W. Sean Ford	49	2014	Chief Marketing Officer
James S. H. Lok	58	2017	Senior Vice President, Core Technology

Executive Officer Biographies

•	William R. Wagner has served as President and Chief Executive Officer of LogMeIn since December 2015 and has served on our Board of Directors since March 2015. Mr. Wagner first joined LogMeIn in May 2013 as our Chief Operating Officer and served as our President and Chief Operating Officer from January 2015 to December 2015. Prior to joining LogMeIn, Mr. Wagner served as the Chief Operating Officer at Vocus, Inc., a leading cloud marketing software provider, from October 2010 to November 2012 and as Vocus’s Chief Marketing Officer from July 2006 to October 2010. Prior to joining Vocus, Mr. Wagner had served as the Chief Marketing Officer at Fiberlink Communications, from February 2000 to June 2006.

•	Edward K. Herdiech has served as our Chief Financial Officer and Treasurer since January 2015. Mr. Herdiech joined the Company in December 2006 and has previously served in a number of key financial roles, including most recently as Senior Vice President, Finance from January 2014 to January 2015. Prior to joining LogMeIn, Mr. Herdiech held a number of finance positions at PTC Inc., a leading provider of 3D design software, product lifecycle management software and service management solutions.

•	Christopher L. Battles has served as General Manager, Communications & Collaboration since January 1, 2018 and previously served as our Chief Product Officer from February 2017 to December 2017. Prior to joining LogMeIn, Mr. Battles served as Vice President and General Manager of Citrix Systems, Inc.’s Communications Cloud from September 2014 through January 2017. From August 2010 through September 2014, Mr. Battles held a number of senior product leadership roles at Intuit, Inc., a global provider of financial, accounting and tax preparation software, most recently serving as Vice President of Product Experience for Intuit’s Small Business Care Group, which provided service and support to millions of small businesses around the globe, from August 2013 to September 2014.

•	Lawrence M. D’Angelo has served as our Senior Vice President, Global Sales since June 2013. Mr. D’Angelo joined the Company in October 2011 and previously served as our Vice President of North American Sales. Prior to joining LogMeIn, Mr. D’Angelo served as the Vice President, Sales at Digital Reef, Inc., a leading provider of eDiscovery and information governance SaaS solutions, from 2009 to October 2011. Mr. D’Angelo served as the Vice President of Business Operations at Makana Solutions from 2008 until they were acquired by Salary.com in September 2009.

•	Michael J. Donahue has served as our Senior Vice President and General Counsel since September 2013 and as Corporate Secretary since December 2015. Mr. Donahue joined LogMeIn in June 2007 and previously served as our Vice President and General Counsel. From August 2005 to June 2007, Mr. Donahue served as Vice President and General Counsel of C.P. Baker & Company, Ltd., a Boston-based private equity firm. From September 1999 to August 2005, Mr. Donahue worked as a corporate attorney at Wilmer Cutler Pickering Hale and Dorr LLP.

•	W. Sean Ford has served as our Chief Marketing Officer since January 2014. Prior to joining LogMeIn, Mr. Ford served as Vice President, Worldwide Marketing, and Chief Marketing Officer of Avid Technology, Inc., a video and audio production technology company, from August 2012 to January 2014. From August 2011 to July 2012, Mr. Ford served as the Chief Operating Officer and Chief Marketing Officer of Zmags, Inc., a provider of digital publishing software for catalogs, magazines and other online publications. Prior to Zmags, Mr. Ford had served as Chief Marketing Officer for Syncsort, Inc. from December 2009 to August 2011. He also served in a number of marketing roles, including Vice President, Global Business Unit Marketing, for Oracle Corporation, from April 2006 to December 2009.

•	James S. H. Lok has served as our Senior Vice President, Core Technology since January 1, 2018 and previously served as our Senior Vice President, Engineering from February 2017 to December 2017. Mr. Lok has over 20 years of product development leadership experience, including most recently serving as Vice President of Product Development at Citrix Systems, Inc. from January 2014 through January 2017. Prior to his time at Citrix, Mr. Lok served as Vice President of Engineering for Intuit, Inc.’s Payment Division from December 2010 to January 2014. From March 2005 to January 2011, Mr. Lok also served in a number of senior engineering roles for Yahoo, Inc., including Vice President of Engineering for Yahoo’s Yahoo Open Social Web Services group.

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2018 NOTICE OF MEETING AND PROXY STATEMENT

Executive Compensation Discussion and Analysis

This Executive Compensation Discussion and Analysis describes our executive compensation philosophy, policies and practices, and also details the 2017 compensation paid to those individuals who served as our principal executive officer and principal financial officer during the year ended December 31, 2017, as well as the three executive officers (other than our principal executive officer and principal financial officer) who were our most highly compensated executive officers as of December 31, 2017. These individuals were as follows:

Name	FY2017 Title
William R. Wagner	President and Chief Executive Officer (our “CEO”)
Edward K. Herdiech	Chief Financial Officer and Treasure (“our CFO”)
Christopher L. Battles	Chief Product Officer(1)
Lawrence M. D’Angelo	Senior Vice President, Sales
James S. H. Lok	Senior Vice President, Engineering(2)

(1)	Mr. Battles’ title was changed to General Manager, Communications & Collaboration effective January 2018.
(2)	Mr. Lok’s title was changed to Senior Vice President, Core Technology effective January 2018.

The above executive officers represent our named executive officers for the fiscal year ended December 31, 2017. In this Executive Compensation Discussion and Analysis, LogMeIn may also be referred to as “our,” “us,” “we,” or the “Company.”

Executive Summary

Use of non-GAAP Financial Measures

Our Compensation Discussion & Analysis contains certain non-GAAP financial measures. To supplement our consolidated financial statements presented on a GAAP basis, the Company discloses certain non-GAAP financial measures. These non-GAAP measures are not prepared in accordance with generally accepted accounting principles in the United States. Please see Annex A to this Proxy Statement for a reconciliation of these non-GAAP measures.

Significant 2017 Business Highlights

2017 was a successful and transformative year for LogMeIn. We consistently delivered strong financial results in the face of major change, exceeding our guidance in each of the four quarters while building the foundation for a large SaaS company capable of leveraging our talented employees, our strong product brands and our history of innovation to establish a strong foothold in much larger markets.

1. Our Merger with the GoTo Business closed on January 31, 2017. Therefore, the non-GAAP numbers above exclude the GoTo Business’ January 2017 results. Pro-Forma revenue growth is calculated on combined LogMeIn and GoTo Business revenue for 2017 and 2016. A reconciliation of these non-GAAP measures has been included in Annex A to this Proxy Statement.

2. During Fiscal 2017, LogMeIn returned approximately $121M in capital to its stockholders through $52M in cash dividends and $69M in share repurchases.

Our Executive Compensation Philosophy

We believe in the importance of aligning the financial interests of our executive officers with those of our stockholders. Therefore, a majority of our named executive officer compensation is designed to be variable and tied to our achievement of key financial and strategic performance objectives, the performance of our stock price, or both, which helps us incentivize our executive officers to create value for our stockholders.

LOGMEIN, INC.    33

GoTo Merger Closed January 31, 2017 Creating a Company with: 2.3M subscribers 24M Free Users 2,760 Employees Two-Year Synergy Plan Completed in 11 Months $121M2 Capital Returned to Stockholders Non-GAAP1 $1.024B 2017 Revenue 6% Pro-Forma Growth $373M Adjusted EBITDA 36% Margin $316M Free Cash Flow 31% Margin GAAP $990M 2017 Revenue $210M EBITDA $250M Free Cash Flow

2018 NOTICE OF MEETING AND PROXY STATEMENT

Executive Compensation Discussion and Analysis (continued)

Our executive compensation program has been designed to attract, retain and motivate talented executives. Accordingly, when setting individual executive compensation levels, the Compensation Committee generally targets executive compensation at levels that are competitive with other public and private companies in our industry and region with whom we compete for talent. Actual target pay positioning may vary by individual depending on the experience level and performance of the executive and other factors, such as the demand for executives with certain skills and experience and the costs associated with recruiting qualified executives from other established companies.

What We Do vs. What We Don’t Do

We believe in maintaining sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. Below we summarize those executive compensation policies and practices we have implemented to help drive executive performance, as well as practices we have chosen not to implement because we believe such practices do not support our stockholders’ long-term interests:

What We Do

✓  Emphasize Pay-for-Performance — in 2017 all of our named executive officers received equity awards with performance-based vesting conditions and all of our executive officers (except for Mr. D’Angelo who is on a sales commission plan) participated in our annual performance-based cash incentive bonus plan, which compensates our executive officers for our achievement of operational and financial goals, thereby aligning our executive incentives with our performance and the creation of stockholder value. Additionally, at least 50% of our CEO’s and CFO’s target total direct compensation opportunity consisted of performance-based equity and performance-based cash pay in 2017

✓  Use “Double-Trigger” Change-in-Control Provisions — the equity awards granted to our named executive officers contain a “double trigger” payment provision, that is, they require both a change-in-control of the Company and an involuntary termination of employment to receive accelerated vesting.

✓  Equity Ownership Guidelines — all of our Section 16 executive officers are required to, by the later of November 14, 2018 or within five years from the date of his/her hire or promotion, own shares of our common stock having an aggregate value at least equal to: (i) three times the base salary for our CEO and (ii) one times the base salary for all other executive officers.

✓  Annual “Say-on-Pay” Vote — we conduct our “say-on-pay” vote on an annual basis to allow our stockholders to provide us with their direct input on our executive compensation program, policies, and practices as disclosed in our proxy statement each year.

✓  Offer Both Equity and Cash Incentives — the compensation packages offered to our executive officers consist of a combination of base salary, performance-based equity awards and annual performance-based cash incentive bonuses, which we believe incentivizes our executive officers to achieve performance results that deliver both short-term and long-term stockholder value.

✓  Compensation Recovery (“Clawback”) Policy — the incentive-based cash compensation paid to our executive officers under our annual cash incentive bonus plan is subject to an executive compensation recovery, or “clawback,” policy which requires the reimbursement of excess compensation in the event that we are required to prepare an accounting restatement due to the fraud or misconduct of any of our executive officers.

✓  Engage an Independent Compensation Consultant — our Compensation Committee has retained a compensation consultant to serve as its independent advisor. The compensation consultant reports directly to our Compensation Committee and provides the Committee with competitive market data and additional information needed to make informed compensation decisions.

✓  Avoid Undue Risk-Taking — our compensation policies and practices are designed to discourage our executive officers from taking on or creating risks that are reasonably likely to have a material adverse effect on us.

What We Don’t Do
✗	No Re-pricing Stock Options — we do not re-price our stock options and would not do so without stockholder approval.

✗	No Hedging or Pledging — we prohibit our executive officers from engaging in margin, hedging, pledging or other similar transactions in our securities.

✗	No Resetting of 2017 Performance Targets — we did not reset or amend any of the performance goals or targets used in our incentive compensation programs in 2017.

✗	No Excise Tax Gross-Ups — we do not provide our executive officers with excise tax gross-ups.

✗	No Dividend Equivalents — we do not provide dividend equivalents on unvested equity awards.

✗	No Formal Employment Agreements — none of our executive officers are currently party to a written employment agreement that provides for automatic or pre-scheduled increases in their base salary or guaranteed annual equity awards.

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2018 NOTICE OF MEETING AND PROXY STATEMENT

Executive Compensation Discussion and Analysis (continued)

How We Set our 2017 Executive Compensation Program

Impact of GoTo Merger on our 2017 Executive Compensation Program

On January 31, 2017, we successfully completed our acquisition of the GoTo family of service offerings, or the GoTo Business, from a wholly–owned subsidiary of Citrix Systems, Inc. via a Reverse Morris Trust transaction, which we refer to herein as the “Merger.” The completion of the Merger marked a historic milestone for LogMeIn and quickly transformed the Company into one of the largest pure SaaS companies in the world with annual revenues in excess of $1 billion and more than two million customers spanning virtually every country around the globe. This dramatic change created a completely new profile for LogMeIn – a company with the scale, employees, products and customer base needed to lead large technology markets, deliver enduring revenue growth and expand margins, while returning meaningful capital to our stockholders.

Shortly following the closing of the Merger, our Compensation Committee worked with its independent compensation consultant, Compensia, Inc., to revise the composition of LogMeIn’s existing compensation peer group to reflect LogMeIn’s post-Merger scale, financial profile and competitive environment (see section below entitled “Use of Competitive Market Data”). Once this new post-Merger peer group was established, the Compensation Committee instructed Compensia to provide them with the competitive market data needed to help the Compensation Committee establish executive compensation ranges consistent with the other companies within the post-Merger peer group.

While the completion of the Merger did not change any of our previous executive compensation philosophies, our Compensation Committee did believe that it was important to realign our 2017 executive compensation levels with those of the other companies in our post-Merger peer group, with whom LogMeIn would now be competing with for executive talent. In some cases, this peer group reset resulted in increases to certain elements of our 2017 executive compensation program which were greater than our historical year-over-year increases. However, rather than automatically bring LogMeIn’s executive compensation levels in-line with the total direct compensation opportunity ranges of the other companies within the post-Merger peer group on Day 1, the Compensation Committee elected to evolve LogMeIn’s pre-Merger executive total direct compensation opportunity levels over time to appropriate post-Merger levels by granting our executives a special one-time Merger-related equity award comprised of 50% time-based RSUs with a two-year cliff vesting condition and 50% PRSUs with a performance-based vesting condition tied to the Company’s achievement of a two-year Adjusted EBITDA Margin performance measure, which represented the financial operating measure that most closely resembled the Company’s post-Merger two-year $100 million run rate cost synergy goal, thereby aligning a substantial portion of our named executive officer’s compensation with the creation of value for our stockholders (see section below entitled “Merger-Related February 2017 Executive Equity Awards”).

When considered as a whole, we believe that the increases to our 2017 executive compensation program remained consistent with our historical compensation philosophies and practices and were designed to bring the compensation ranges of our executive officers closer to the compensation ranges of the comparable executive officers at the other companies within our post-Merger peer group.

Results of Last Year’s “Say-on-Pay” Vote

At our 2017 Annual Meeting of Stockholders, approximately 96.7% of the votes cast by stockholders on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote, were cast in support of the 2016 compensation of our named executive officers. While the “say-on-pay” vote is non-binding, the Compensation Committee and our Board of Directors pay close attention to the results and given the strong level of support evidenced by last year’s say-on-pay vote, the Compensation Committee determined that our stockholders were generally supportive of our current executive compensation philosophy and program and decided that no significant changes were necessary for our 2017 executive compensation program.

Nevertheless, the Compensation Committee and our Board of Directors continue to regularly monitor the executive compensation program to ensure it continues to align the interests of our executive officers with the interests of our stockholders.

Role of Stockholder Engagement

We believe in the importance of regularly engaging with our stockholders. In recent years we have proactively reached out to many of our largest stockholders to solicit their feedback on the elements of our executive compensation program, our disclosure practices and our corporate governance in order to gain a better understanding of the practices they most value. Typically, our stockholder engagement team has consisted of one or more members of our investor relations, finance or legal teams. Stockholders also regularly meet with members of our senior management team to discuss our strategy and/or review our operational performance.

In recent years, stockholder feedback has influenced certain changes made to our executive compensation program, including the introduction of performance-based RSU awards for our principal executive officer and principal financial officer, the implementation of an executive compensation recovery, or “clawback,” policy, and the establishment of stock ownership guidelines for our executive officers and non-employee directors.

LOGMEIN, INC.    35

2018 NOTICE OF MEETING AND PROXY STATEMENT

Executive Compensation Discussion and Analysis (continued)

Stockholders who wish to communicate with our stockholder engagement team may do so by contacting our Investor Relations Department at the address below:

LogMeIn, Inc.

320 Summer Street

Boston Massachusetts 02210

Attention: Investor Relations

InvestorRelations@logmein.com

781-897-0694

Role of the Compensation Committee

The Compensation Committee of our Board of Directors oversees our executive compensation program and approves all executive compensation decisions. Near the beginning of each fiscal year, the Compensation Committee meets to review the executive compensation program, set the Company’s compensation peer group, establish the company-wide performance measures used to determine each executive officer’s annual cash bonus opportunities for the fiscal year and review the total compensation for our executive officers to ensure consistency with our overall compensation philosophy.

Role of Our Chief Executive Officer

We believe that our Chief Executive Officer is uniquely positioned to help our Board of Directors and the Compensation Committee in many of its compensation decisions as he possesses detailed knowledge of the issues, opportunities and challenges facing us, our business and our industry, which help him to identify the key performance measures and indicators that may be used in setting incentive-based compensation. Our Chief Executive Officer is also close enough to our day-to-day operations to be able to identify key contributors and top performers within the Company and help ensure that their compensation accurately reflects their responsibilities, performance, future expectations and experience levels. For these reasons, the feedback and recommendations of our Chief Executive Officer is often taken into consideration by our Board of Directors and the Compensation Committee when setting compensation levels.

Role of the Compensation Consultant and Other Advisors

The Compensation Committee has retained Compensia, a nationally-recognized compensation consulting firm, to serve as its independent compensation consultant. In this role, Compensia reports directly to the Compensation Committee and, as requested by the Committee, attends certain Compensation Committee meetings, executive sessions and preparatory meetings with the Committee chair. Compensia uses the competitive market data described below to provide the Committee with compensation ranges that are consistent with our compensation peer group for the Compensation Committee to consider and also reviews the Compensation Committee’s proposed compensation decisions. Compensia did not provide any other services for LogMeIn in 2017.

In compliance with the disclosure requirements of the SEC and the listing standards of NASDAQ regarding the independence of compensation consultants, the Compensation Committee has assessed each of the six independence factors established by the SEC and the NASDAQ and has determined that the engagement of Compensia does not raise any conflicts of interest or similar concerns. In addition, the Compensation Committee evaluated the independence of its other outside advisors to the Compensation Committee, including outside legal counsel, considering the same independence factors and concluded their work for the Compensation Committee also does not raise any conflicts of interest.

Use of Competitive Market Data

Our Compensation Committee works with Compensia to regularly review competitive market data and analysis based on a select group of peer companies, including information about current market practices and trends, compensation structures and peer group compensation ranges. The comparative market data Compensia provides is based on a compensation peer group approved by the Compensation Committee with input from Compensia. Typically, this compensation peer group is comprised of software-as-a-services (“SaaS”) companies that are considered comparable to LogMeIn based on financial criteria, such as revenue, market capitalization and growth history and potential.

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2018 NOTICE OF MEETING AND PROXY STATEMENT

Executive Compensation Discussion and Analysis (continued)

For fiscal 2017, LogMeIn reset its compensation peer group to reflect LogMeIn’s anticipated post-Merger scale, financial profile and competitive environment. For example, immediately following the Merger, LogMeIn’s annual revenues were expected to grow from $336 million in fiscal 2016 to over $1 billion in fiscal 2017. As a result, the fiscal 2017 compensation peer group consisted of the following companies (the “2017 Peer Group”):

•   AthenaHealth, Inc. (ANTH)

•   BlackBaud, Inc. (BLKB)

•   Endurance International Group Holdings, Inc. (EIGI)

•   Fortinet, Inc. (FTNT)

•   J2 Global, Inc. (JCOM)

•   NetSuite, Inc. (N)

•   Nuance Communications, Inc. (NUAN)

•   Pegasystems, Inc. (PEGA)

•   PTC Inc. (PTC)

•   Qlik Technologies Inc. (QLIK)

•   ServiceNow, Inc. (NOW)

•   Splunk, Inc. (SPLK)

•   SS&C Technologies Holdings, Inc. (SSNC)

•   Synchronoss Technologies, Inc. (SNCR)

• Tableau Software, Inc. (DATA) • Take-Two Interactive Software Group, Inc. (TTWO) • The Ultimate Software Group, Inc. (ULTI) • Workday, Inc. (WDAY)

Our positioning with respect to the 2017 Peer Group expressed in terms of the last four quarters of their disclosed revenue and market capitalization as of August 1, 2016, which represents the first full month following the July 2016 announcement of our Merger, is reflected in the following tables:

Company	Last Four Quarters Revenue ($MM)
Nuance Communications	$1,946.9
Take-Two Interactive	$1,413.7
SS&C Technologies	$1,279.0
Workday	$1,256.8
ServiceNow	$1,194.0
PTC	$1,164.9
Fortinet	$1,152.6
athenahealth	$1,011.7
LogMeIn Post-Merger Estimate(1)	$1,000.0
NetSuite(2)	$846.4
Endurance International	$801.1
j2 Global	$760.1
Splunk	$728.7
Pegasystems	$707.6
Ultimate Software Group	$699.7
Tableau Software	$695.1
Blackbaud	$684.1
Qlik Technologies	$665.3
Synchronoss Technologies	$588.6
75th Percentile	$1,186.7
Median	$823.8
25th Percentile	$701.7
LogMeIn Percent Rank	58%

Company	30-Day Average Market Capitalization as of 8/1/16 ($MM)
Workday	$15,299.8
ServiceNow	$11,432.0
Splunk	$7,645.3
NetSuite	$6,506.9
Ultimate Software Group	$6,164.2
SS&C Technologies	$5,922.5
Fortinet	$5,773.8
athenahealth	$5,271.5
PTC	$4,420.3
Nuance Communications	$4,417.6
Tableau Software	$3,932.9
LogMeIn Post-Merger Estimate(1)	$3,900.0
Take-Two Interactive	$3,386.8
Blackbaud	$3,244.8
j2 Global	$3,108.0
Qlik Technologies	$2,835.4
Pegasystems	$2,106.1
Synchronoss Technologies	$1,557.1
Endurance International	$1,177.0
75th Percentile	$6,103.8
Median	$4,419.0
25th Percentile	$3,142.2
LogMeIn Percent Rank	41%

1.	The amounts above represented estimated amounts of projected fiscal year 2017 revenue and market capitalization of LogMeIn post-Merger. LogMeIn’s actual fiscal 2017 GAAP revenue was $989.8 million.
2.	NetSuite was selected as a peer company by the Compensation Committee but was acquired by Oracle Corporation November 7, 2016. The above amount represents NetSuite’s last four quarters of revenue ending June 30, 2016.

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Executive Compensation Discussion and Analysis (continued)

Elements of Our Executive Compensation Program

The table below and the Executive Compensation Program Narrative that follows identify and describe the individual elements of our executive compensation program:

Element	Form of Compensation	Objectives & Factors
Base Salary	A fixed cash payment

•    Designed to establish a compensation foundation at levels that are competitive with our peers to attract and retain talented executives.

•    Factors considered when setting base salary levels include experience, scope and importance of job responsibilities, the relative ease or difficulty of replacing the individual with a well-qualified person, competitive market data, and individual and company performance.

•    Base salaries are evaluated on an annual basis and adjusted where deemed appropriate.

Annual Cash Incentive Bonus	A variable cash payment based on our actual level of achievement as measured against pre-established performance objectives

•    Designed to motivate and reward executives for the achievement of key pre-established financial and operational performance objectives for the applicable fiscal year as set by the Compensation Committee.

•    Factors considered when setting target bonus opportunities include experience, scope and importance of job responsibilities, the relative ease or difficulty of replacing the individual with a well-qualified person, competitive market data, and individual and company performance.

•    Target bonus opportunities are established as a percentage of base salary and are evaluated on an annual basis and adjusted where deemed appropriate.

Equity Awards	Equity compensation, typically in the form of time-based RSU awards and performance-based RSU awards, the values of which may vary depending on our overall performance and attainment of performance targets

•    Designed to retain and motivate executives and align their interests with those of our stockholders by linking a percentage of their compensation with the creation of value for our stockholders.

•    Factors considered when determining equity award types and amounts include the grant date fair value of equity awards using, where applicable, a Monte Carlo simulation, the current and projected value of existing equity awards and the percentage of such existing equity awards that have vested, competitive market data, and individual as well as company performance.

•    It is in the discretion of our Board of Directors or Compensation Committee to determine the amounts and types of equity awards to be granted.

Other Benefits	Consists of general employee benefits, such as medical and dental care plans, life insurance and disability insurance, as well as an employee assistance program, maternity and paternity leave plans and a Section 401(k) plan

•    These other benefits are offered to all employees and are designed to provide basic employee benefits generally consistent with those offered by other members of our compensation peer group. We make an employer match equal to 50% of the amount contributed by the employee, up to a maximum of 6% of the employee’s earnings.

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Executive Compensation Discussion and Analysis (continued)

Total Direct Compensation and Our Pay-for-Performance Alignment

The Compensation Committee bases its executive compensation decisions on each named executive officer’s total direct compensation opportunity. The total direct compensation opportunities of our named executive officers are generally comprised of a mix of cash compensation, in the form of base salaries and annual cash incentive bonuses, and long-term incentive compensation in the form of equity awards. This total direct compensation mix has been designed so that the elements of variable pay, such as our annual cash incentive bonus awards and equity awards, represent a substantial portion of the total direct compensation opportunity awarded to our named executive officers.

Much like in recent years, at least 50% of Messrs. Wagner and Herdiech’s 2017 total direct compensation opportunity was designed to be “at risk,” by tying at least half of their 2017 compensation opportunity to variable pay elements such as long-term equity incentive awards with performance-based vesting conditions, or PRSU awards, (as further described in the section below entitled “Equity Incentive Awards — Fiscal 2017 Performance Based Restricted Stock Unit Awards”) and our cash incentive bonus plan, which provides for a variable cash payment based on the Company’s achievement of certain pre-established financial goals. However, unlike prior years, all of our named executive officers (in addition to our CEO and CFO) received long-term equity incentive awards with performance-based vesting conditions in 2017.

By dedicating a large percentage of our executives’ total direct compensation opportunity to these variable “at risk” pay elements rather than fixed pay elements like base salary, the Compensation Committee believes that we are able to better link executive incentives with the Company’s performance. The maximum possible value of the 2017 PRSU awards granted to Messrs. Wagner and Herdiech, when calculated based on the grant date fair value (i.e., the market value per share of our common stock as represented by the closing price of our common stock on the NASDAQ Global Select Market on the date of grant) of the maximum number of shares that may be earned under their 2017 PRSU awards, represented 46% and 45%, respectively, of their total direct compensation opportunity, while 6% and 5%, respectively, of their 2017 total direct compensation opportunity was subject to our cash incentive bonus plan.

In keeping with the Company’s pay-for-performance philosophy, the fiscal 2017 equity awards granted to Messrs. Wagner and Herdiech were each comprised of 50% time-based RSUs and 50% PRSUs. The Compensation Committee believes that including PRSU awards in the total direct compensation opportunities of those executives whose individual performances and decisions have a direct impact on our Company’s performance helps to strengthen our overall pay-for-performance alignment by ensuring that a substantial portion of their compensation is aligned with the creation of value for our stockholders.

The following charts illustrate the breakdown of the total direct compensation pay mix awarded to Mr. Wagner and Mr. Herdiech in fiscal 2017:

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CEO Target Compensation Mix CFO Target Compensation Mix Restricted Stock Units 42% Salary 6% Target Bonus 6% Performance Stock Units 46% Restricted Stock Units 41% Salary 9% Target Bonus 5% Performance Stock Units 45% 52% Performance-Based Pay 50% Performance-Based Pay

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Executive Compensation Discussion and Analysis (continued)

Executive Compensation Program Narrative

Base Salaries

Overview

To ensure that we continue to attract, retain and motivate our executive officers, we believe that we must offer base salaries that are competitive with those base salaries offered by other similarly situated companies in our industry and region. We believe that our base salaries are representative of the overall experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. None of our executives are currently party to any employment agreement that provides for automatic or scheduled increases in their base salary.

Base salaries are reviewed by our Compensation Committee annually and are adjusted from time-to-time where deemed appropriate.

Fiscal 2017 Base Salaries

In establishing the base salaries for our named executive officers for fiscal 2017, our Compensation Committee considered the following factors:

•	LogMeIn’s post-Merger scale, financial profile and competitive environment;
•	each named executive officer’s position, functional role and overall scope of responsibilities following the completion of the Merger;
•	our Company’s overall performance against its stated goals, such as growth in sales and revenue, and the role each executive was expected to play in the Company achieving its financial, strategic and operational goals for fiscal 2017 and beyond;
•	the relative ease or difficulty of replacing the individual with a well-qualified person and the number of well-qualified candidates available to assume the individual’s role;
•	the individual’s overall job performance; and
•	the base salaries of similarly situated executive officers at the other companies within our 2017 Peer Group.

The following table sets forth the fiscal 2017 base salaries and the percentage increase over their fiscal 2016 base salaries for each of our named executive officers for the year ended December 31, 2017:

Name	2017 Base Salary		Percentage Increase Over 2016 Base Salary
William R. Wagner	$580,000		28.9%
Edward K. Herdiech	$400,000		20.5%
Christopher L. Battles	$360,000	(1)	—%
Lawrence M. D’Angelo	$360,000		16.1%
James S. H. Lok	$360,000	(1)	—%

(1)	These amounts represent Messrs. Battles’ and Lok’s annualized 2017 base salary.

In deciding to increase Mr. Wagner’s base salary by approximately 28.9% over his fiscal 2016 base salary, our Compensation Committee considered the base salaries of the comparable Chief Executive Officers at the other companies within our 2017 Peer Group, the dramatically increased scale and scope of Mr. Wagner’s responsibilities following the completion of the Merger as well as the key role that Mr. Wagner was expected to play in the Company achieving its financial, strategic and operational goals for fiscal 2017 and beyond.

After evaluating the competitive market data provided by Compensia and the base salaries of the comparable Chief Financial Officers at the other companies within our 2017 Peer Group, the Compensation Committee decided to increase Mr. Herdiech’s fiscal 2017 base salary by approximately 20.5% over his fiscal 2016 base salary. In addition to considering the expanded scope and scale of Mr. Herdiech’s responsibilities following the completion of the Merger, our Compensation Committee also believed this increase was representative of Mr. Herdiech’s overall performance in fiscal 2016 and represented a base salary that was more competitive with the base salaries of similarly situated Chief Financial Officers at the other companies within our 2017 Peer Group.

In deciding to increase the 2017 base salary of Mr. D’Angelo by approximately 16.1%, our Compensation Committee considered the base salaries of similarly situated executives at the other companies within our 2017 Peer Group and also considered Mr. D’Angelo’s role in helping the Company to achieve its fiscal 2016 sales goals despite the potential for distractions due to the Company’s focus on closing the Merger. The Compensation Committee believed that the 16.1% increase over Mr. D’Angelo’s fiscal 2016 base salary accurately reflected his strong job performance in fiscal 2016, his continued importance to the Company’s sales and overall business goals and also represented a base salary that was more competitive with the base salaries of similarly situated sales executives at the other companies within our 2017 Peer Group.

Messrs. Battles and Lok joined the Company effective January 31, 2017 as a result of the Merger.

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Executive Compensation Discussion and Analysis (continued)

Annual Cash Incentive Bonuses

Overview

All of our named executive officers (except for Mr. D’Angelo who is on a sales commission plan as described further below) are eligible to earn an annual cash bonus under our performance-based annual Cash Incentive Bonus Plan. Our annual cash bonuses are intended to reward our executives for the achievement of our financial and operational performance goals and objectives for the applicable fiscal year. The target annual cash bonus opportunity (assuming achievement of 100% of our goals) for each named executive officer is set by the Compensation Committee at the beginning of each fiscal year and expressed as a percentage of the applicable executive officer’s base salary, with potential cash bonus opportunity generally commensurate with each executive’s role and responsibilities. Pursuant to the terms of our Cash Incentive Bonus Plan, the maximum aggregate amount that may be paid to any one bonus plan participant during any fiscal year is $3 million.

2017 Annual Cash Incentive Bonus Plan

For 2017, our named executive officers were eligible to earn an annual cash incentive bonus equal to the following percentages of their 2017 base salary:

Name of Executive Officer	2017 Cash Incentive Bonus Opportunity (as a percentage of 2017 Base Salary)	2017 Cash Bonus Opportunity (Assuming 100% Achievement of performance levels)
William R. Wagner	100%	$580,000
Edward K. Herdiech	50%	$200,000
Christopher L. Battles	50%	$180,000
James S. H. Lok	50%	$180,000

At the beginning of each fiscal year, the Compensation Committee determines which key performance measures should be used to set the Company’s annual cash incentive bonus targets for the year. For fiscal 2017, the Company’s annual cash incentive bonus plan was tied to two key performance measures:

•	Non-GAAP operating income, which is defined as our non-GAAP income from operations adding back the impact of the fair value acquisition accounting adjustment on acquired deferred revenue, acquisition-related costs and amortization, litigation-related expense and stock-based compensation expense, as well as including amortization expense for acquired company internally capitalized software development costs adjusted in acquisition accounting; and
•	Non-GAAP revenue, which we define as our GAAP revenues adding back the impact of an acquisition accounting adjustment recorded to reduce the GoTo Business’s deferred revenue balance to the fair value of the remaining obligation.

For fiscal 2017, both performance measures and the target performance levels set by the Compensation Committee were prepared on a pro-forma basis including the results of the GoTo Business beginning January 1, 2017. Please see Annex A to this Proxy Statement for a reconciliation of these non-GAAP measures.

Our Compensation Committee believes that basing the annual cash incentive bonus plan on recognized indicators of overall company performance helps to align our executive incentives with the interests of our stockholders as our Company’s achievement of the target performance levels set by the Compensation Committee for these measures should also translate into stockholder value. When setting the target performance levels for each performance measure, the Compensation Committee considers factors such as our historical performance, growth rates and current market conditions and designs each target performance level to require sufficient effort and operational success on the part of our executive officers and the Company as a whole. For fiscal 2017, the target performance levels for the non-GAAP revenue and non-GAAP operating income measures were each weighted equally as being worth 50% of the potential 2017 cash incentive bonus opportunity for each named executive officer. For the purposes of calculating the 2017 annual cash incentive bonuses:

•	Both the non-GAAP operating income and non-GAAP revenue performance measures required the Company to achieve a threshold achievement level of at least 95% of the target performance levels set by the Compensation Committee for each measure, at which time 50% of the portion of each named executive officer’s potential 2017 cash incentive bonus opportunity that was tied to the non-GAAP operating income and non-GAAP revenue performance measures would be earned;
•	For the portion of each named executive officer’s cash incentive bonus opportunity that was tied to the non-GAAP operating income performance measure, the named executive officer’s potential payout increased pro rata for each percentage of achievement of the target level between the 95% threshold and 100% achievement and was capped at a 100% payout upon the Company’s achievement of 100% of the non-GAAP operating income target.

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Executive Compensation Discussion and Analysis (continued)

•	For the portion of each named executive officer’s cash incentive bonus opportunity that was tied to the non-GAAP revenue performance measure participants could potentially earn greater than 100% of their target cash incentive bonus opportunity to the extent that the Company exceeded the non-GAAP revenue target level established by the Compensation Committee,. For the non-GAAP revenue performance measure, each named executive officer’s potential payout increased pro rata for each percentage of the Company’s achievement of the target level between the 95% threshold and 100% achievement, while each additional 1% of target achievement between 100%-105% of target increased the bonus rate by 5% over the rate applied in the 95% to 100% attainment tier and each additional 1% of target achievement greater than 105% of target level, increased the applicable bonus rate by 10% over the rate applied in the 95% to 100% attainment tier.

Typically, annual cash incentive bonuses are paid after the completion of the applicable fiscal year, based on the Company’s actual results versus the Compensation Committee’s established target performance levels. In the event that the Company’s actual results exceed or fall short of the target performance levels, cash incentive bonus amounts are increased or decreased accordingly. Our actual 2017 results versus the Compensation Committee’s pre-established target performance levels for non-GAAP operating income and non-GAAP revenues were as follows:

Fiscal 2017 Performance Measures(1)	Target Performance Level (in millions)	Actual 2017 Results (in millions)
Non-GAAP Operating Income	$327.7	$328.1
Non-GAAP Revenue	$1,088.0	$1,082.1
(1)	2017 financial measures prepared on a pro-forma basis, including the results of the GoTo Business beginning January 1, 2017. A reconciliation of these non-GAAP measures has been included in Annex A to this Proxy Statement.

The Company achieved 100% of the 2017 non-GAAP operating income target performance level set by the Compensation Committee, which meant that the portion of each named executive officer’s potential 2017 cash incentive bonus opportunity that was tied to the non-GAAP operating income performance measure was earned in full, while the Company also attained 99.5% of its non-GAAP revenue target performance level, which resulted in 94.6% achievement of the non-GAAP revenue performance measure set by the Compensation Committee. When the results of both performance measures were weighed together, the 2017 annual cash incentive bonuses for our named executive officers were awarded at approximately 97.3% of the established target performance levels and paid as follows:

Named Executive Officer	Fiscal 2017 Bonus Payment(1)
William R. Wagner	$564,378
Edward K. Herdiech	$194,613
Christopher L. Battles	$175,152
James S. H. Lok	$175,152

(1)	These amounts represent annual cash incentive bonuses that were earned in fiscal 2017 but paid in February 2018.

Mr. D’Angelo’s Fiscal 2017 Sales Commission Cash Incentive Plan

As our Senior Vice President, Global Sales, Mr. D’Angelo is not eligible to receive a bonus under our annual cash incentive bonus plan, but instead is assigned an annual sales quota by the Board of Directors at the beginning of each year and is entitled to receive a monthly commission based on a percentage of the Company’s monthly sales bookings for each calendar month. The monthly sales bookings levels used to calculate Mr. D’Angelo’s commissions track the total contract value associated with subscription business closed during the applicable calendar month. Sales bookings are internal measures that we use to monitor our business and are not publicly disclosed in any form. We keep the target sales bookings levels and the percentage used to calculate Mr. D’Angelo’s commissions confidential for both operational and competitive reasons, but generally the annual sales quota assigned to Mr. D’Angelo and the sales bookings target levels for each calendar month are set at levels our Board of Directors has determined would require significant effort to achieve and would not be met by average or below average performance.

Based on our actual 2017 results, Mr. D’Angelo earned $345,347 in sales commissions in 2017.

Compensation Recovery (“Clawback”) Policy

The bonus awards granted under our annual cash incentive bonus plan are subject to our executive compensation recovery, or “clawback,” policy. This policy requires the reimbursement of excess incentive-based cash compensation paid to our executive officers in the event that we are required to prepare an accounting restatement due to the fraud or misconduct of any one of our executive officers. Pursuant to this policy, the Company may clawback the portion of any incentive-based cash compensation from our executive officers to the extent that the cash

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Executive Compensation Discussion and Analysis (continued)

compensation paid was in excess of what would have been paid under the accounting restatement. This policy is applicable to all incentive-based cash compensation paid after the date of adoption of the policy (November 14, 2013) and it covers the three-year period preceding the date on which we are required to prepare the accounting restatement.

We also continue to monitor the SEC’s actions and will amend the policy to comply with the final regulations under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act when they are adopted by the SEC.

In addition, if we are required, as a result of misconduct, to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our CEO and CFO may be legally required to reimburse the Company for any bonus or other incentive-based compensation they received pursuant to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.

Equity Incentive Awards

Overview

Our equity incentive award program is the primary vehicle used to offer long-term incentives to our executive officers. Historically, we have granted all of our employees, including our executive officers, stock-based awards under our Amended and Restated 2009 Stock Incentive Plan (our “2009 Plan”), typically in the form of stock options or restricted stock units, or RSUs. We believe that equity incentive awards provide our executive officers with a strong link to our Company’s long-term performance, create an ownership culture within our Company and help to further align the interests of our executive officers with those of our stockholders by incentivizing them to create stockholder value. We also believe that the time-based vesting feature of our equity incentive awards helps to further our executive retention objectives by providing an incentive for our executive officers to remain in our employment throughout the duration of their applicable vesting periods.

The Compensation Committee believes that RSU awards are a valuable component of our annual compensation program for a number of reasons, including the fact that the majority of executive compensation packages offered by the companies in our compensation peer group include RSUs, RSUs are potentially less dilutive to the Company’s earnings per share than options, and the effectiveness of RSUs as a retention tool for retaining executive officers and other key employees.

When determining the size of the RSU awards to be granted to our named executive officers, our Compensation Committee generally estimates the grant date fair value of potential stock awards to be granted and also considers other factors such as:

(1)	the importance of each named executive officer to LogMeIn’s success and their expected contributions to the Company’s overall business goals as well as the relative ease or difficulty of replacing the executive with a well-qualified person;

(2)	the need to retain these individuals in a competitive public company environment;

(3)	the portion of their existing equity incentive awards that have not yet vested; and

(4)	the overall value of granting RSU awards as a retention tool.

The Compensation Committee also considers the competitive market data provided by Compensia, which includes an analysis of executive equity incentive awards as a percentage of our issued and outstanding shares of common stock, the equity incentive awards granted to our named executive officers as a percentage of the total equity granted, the value of equity incentive awards granted to our named executive officers as a percentage of the total value of all equity granted and the Company’s annual equity burn rates.

Much like in recent years, the fiscal 2017 equity awards granted to Messrs. Wagner and Herdiech were comprised of 50% time-based RSUs and 50% performance-based RSUs, or PRSUs. However, unlike prior years, all of our named executive officers (in addition to Messrs. Wagner and Herdiech) received PRSUs in 2017. The Compensation Committee believes that including PRSU awards in the total direct compensation opportunities of those executives whose individual performances and decisions have a direct impact on our Company’s performance helps to strengthen our overall pay-for-performance alignment by ensuring that a substantial portion of their compensation is aligned with the creation of value for our stockholders.

Merger-Related February 2017 Executive Equity Awards

In February 2017, shortly after the Company completed the Merger, the Compensation Committee granted the Company’s executive officers a special, one-time Merger-related equity award comprised of 50% time-based RSUs and 50% PRSUs with a performance-based vesting condition tied to the Company’s achievement of two Adjusted EBITDA Margin goals over a two-year cliff vesting period. Both the time-based and performance-based portions of the RSU awards had a vesting commencement date of February 14, 2017 and two-year cliff vesting schedules, each subject to their respective vesting conditions being satisfied. This marked the first time ever that all of our named executive officers, in addition to Messrs. Wagner and Herdiech, received PRSUs.

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For the time-based portion of the RSU awards, 100% of the shares subject to the time-based RSU awards vest on the two-year anniversary of the date of grant, subject to the named executive officer continuing to be an employee, officer or director of, or consultant or advisor to, the Company on the vesting date. In deciding to set the vesting schedule of the time-based portion of the RSU awards as a two-year cliff, the Compensation Committee considered the importance of retaining the members of our executive team through the post-Merger integration process as well as incentivizing them to stay long enough to help the Company achieve its publicly stated two-year, $100 million run rate cost synergies goal.

The PRSU portion of the awards have a performance-based vesting condition tied to the Company’s achievement of a two-year Adjusted EBITDA Margin goal, as measured over two performance periods with 50% of the PRSU subject to the performance period starting on January 1, 2017 and ending on December 31, 2017 (which includes the GoTo Business’ January 2017 revenue and Adjusted EBITDA), and the remaining 50% of the PRSU subject to the performance period starting on January 1, 2018 and ending on December 31, 2018. If the Adjusted EBITDA Margin target for the applicable performance period is not achieved, the portion of the PRSUs subject to that performance period shall be forfeited. Based on LogMeIn’s results for fiscal 2017, the portion of the PRSU tied to the Adjusted EBITDA Margin target for the period beginning January 1, 2017 and ending December 31, 2017 has been achieved, resulting in 50% of the Merger-related PRSUs being earned by our executive officers but not yet vested.

In deciding to select the Adjusted EBITDA Margin performance measure, the Compensation Committee considered the Company’s previously announced goal of achieving more than $100 million of run rate cost synergies within the first two years following the completion of the Merger, which was expected to benefit the Company’s stockholders by generating significant free cash flow and operational efficiencies needed to continuously improve the Company’s financial profile. The Compensation Committee believed that the Adjusted EBITDA Margin measure was the financial operating measure that most closely resembled the Company’s $100 million synergy goal and that by using the Adjusted EBITDA Margin measure they were aligning a substantial portion of our named executive officer’s compensation with the creation of value for our stockholders. As used herein, “Adjusted EBITDA Margin” is calculated by dividing Adjusted EBITDA by non-GAAP revenue. “Adjusted EBITDA” is GAAP net income (loss) excluding income tax expense (benefit); interest, and other (income) expense, net (including any non-cash cumulative translation adjustment gains and losses); depreciation and amortization; impact of fair value acquisition accounting adjustment on acquired deferred revenue; acquisition-related costs (including transaction fees, due diligence costs, professional fees, severance, retention bonuses, integration-related costs, and subsequent adjustments to our initial estimated amount of contingent consideration associated with acquisitions); stock-based compensation expense; restructuring charges; and litigation related expense. “Non-GAAP revenue” is GAAP revenue excluding the impact of fair value acquisition accounting adjustment on acquired deferred revenue.

The table below summarizes the time-based and performance-based RSU awards granted to our named executive officers in February 2017 as part of this special, one-time Merger-related equity award grant:

Name Executive Officer	Shares of Common Stock Subject to Time-Based RSU Awards(1)	Shares of Common Stock Subject to Performance- Based RSU Awards(#)(2)
William R. Wagner	14,078	14,078
Edward K. Herdiech	5,922	5,922
Christopher L. Battles	9,951	9,951
Lawrence M. D’Angelo	5,680	5,680
James S. H. Lok	8,325	8,325

(1)	These time-based RSUs have a vesting commencement date of February 14, 2017. 100% of shares subject to the time-based RSU awards vest on the two-year anniversary of the vesting commencement date subject to the named executive officer continuing to be an employee, officer or director of, or consultant or advisor to, the Company on the vesting date.
(2)	These PRSUs have a vesting commencement date of February 14, 2017. 100% of shares subject to the PRSUs vest on the two-year anniversary of the vesting commencement date subject to (i) the Company’s achievement of its specified Adjusted EBITDA Margin target as measured over two performance periods, with 50% of the PRSU subject to the performance period starting on January 1, 2017 and ending on December 31, 2017 and the remaining 50% of the PRSU subject to the performance period starting on January 1, 2018 and ending on December 31, 2018; and (ii) the executive continuing to be an employee, officer or director of, or consultant or advisor to, the Company on the vesting date. If the Adjusted EBITDA Margin target for the applicable performance period is not achieved, the portion of the PRSUs subject to that performance period shall be forfeited.

June 2017 Equity Awards

In addition to the one-time February 2017 Merger-related awards, the Compensation Committee also awarded our named executive officers long-term equity incentive awards on the Company’s usual cadence at the June 1, 2017 meeting of our Board of Directors. In keeping with the Company’s recent pay-for-performance practices, 50% of the equity awards granted to Messrs. Wagner and Herdiech at the June 1, 2017

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Executive Compensation Discussion and Analysis (continued)

meeting were time-based vesting RSUs while the remaining 50% of the equity awards granted to Messrs. Wagner and Herdiech were PRSUs with a market-based vesting condition tied to the Company’s achievement of a specified relative total stockholder return goal, as described further below. The rest of the Company’s named executive officers received time-based RSUs at the June 2017 Board meeting. In deciding to grant only Messrs. Wagner and Herdiech additional PRSU awards at the June 1, 2017 meeting of our Board of Directors, our Compensation Committee determined that in their roles as CEO and CFO, respectively, they were each uniquely positioned to have their individual performances and decisions directly influence our Company’s performance and therefore it was especially important to align their interests with those of our stockholders by linking a significant percentage of their target total direct compensation with the creation of value for our stockholders.

The number of shares of our common stock underlying the June 2017 RSU and PRSU awards granted to our named executive officers were as follows:

		Shares of Common Stock Subject to Performance-Based RSU Awards
Name	Shares of Common Stock Subject to Time-Based RSU Awards(#)	Minimum Number of Performance Shares (#)(1)	Target Number of Performance Shares (#)(2)	Maximum Number of Performance Shares (#)(3)

William R. Wagner	25,507	0	25,507	51,104

Edward K. Herdiech	10,731	0	10,731	21,462

Christopher L. Battles	18,031	—	—	—

Lawrence M. D’Angelo	10,291	—	—	—

James S. H. Lok	15,085	—	—	—

(1)	Assumes a relative performance percentage (as described further below) of 50% or less.
(2)	Assumes a relative performance percentage (as described further below) of 100%.
(3)	Assumes a relative performance percentage (as described further below) of greater than 150%.

The market-based PRSUs granted to Messrs. Wagner and Herdiech at the June 1, 2017 meeting of our Board of Directors provide that each executive officer will earn a specified number of shares of the Company’s common stock based on the Company’s relative total stockholder return, or TSR, performance. Generally, the vesting of the PRSUs is tied to (a) the individual’s continued service with the Company through the applicable performance period and (b) the level of TSR realized by the Company’s stockholders over a two and three-year performance period, as compared to the TSR realized for that same period by the S&P North American Technology Software Index, which was selected by the Compensation Committee due to the fact that it is a well-known index specific to the Company’s industry that would be relatively simple for stockholders to track for the purposes of measuring the Company’s performance. 50% of the shares underlying Messrs. Wagner and Herdiech’s 2017 PRSU award are subject to a two-year performance period from May 1, 2017 to May 1, 2019, while the remaining 50% of its underlying shares are subject to a three-year performance period from May 1, 2017 to May 1, 2020. In deciding to measure the Company’s performance over two and three-year performance periods, the Compensation Committee determined that staggering the vesting of the total PRSUs awarded as two and three-year long-term equity incentive awards would help to maximize the retention value of these awards by incentivizing the award recipients incrementally over the three-year performance period.

For the purposes of calculating the actual number of shares of the Company’s common stock that may be earned pursuant to the market-based PRSUs, 50% of the target number of shares underlying the 2017 PRSU awards may be earned for the two-year performance period, while the remaining 50% of the target number of shares underlying the 2017 PRSUs may be earned for the three-year performance period. Any shares that are not earned during the two-year performance period are forfeited and do not carry-over, or get applied, to the three-year performance period. Upon the conclusion of each performance period, the Compensation Committee shall determine the number of shares of our common stock earned by using the following formula:

Relative Performance Percentage = 100% + (the Company’s TSR – the Index’s TSR)

Once the applicable Relative Performance Percentage is calculated, the Compensation Committee will use this percentage to determine the actual number of shares of the Company’s common stock earned, which may range from 0% to 200% of the target number of shares granted depending on the Company’s level of achievement, as follows:

•	If the Relative Performance Percentage equals 50% or less, 0 shares subject to the PRSU shall vest;
•	If the Relative Performance Percentage falls between 51%—100%, then 100% of the target number of shares shall vest, minus 2% of the target number of shares for every 1% Relative Performance Percentage below 100%;
•	If the Relative Performance Percentage equals 100%, then 100% of the target number of shares shall vest;
•

If the Relative Performance Percentage falls between 100%—150%, then 100% of the target number of shares shall vest, plus an additional 2% of the target number of shares for every 1% Relative Performance Percentage above 100%, up to 150%; and

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•	If the Relative Performance Percentage equals 150% or more, then 200% of the target number of shares shall vest. In no event shall the total number of shares that vest under each PRSU award exceed 200% of the target number of shares.

Exchange Act Rule 10b5-1 Sales Plans

Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Pursuant to these Rule 10b5-1 plans, a broker executes trades subject to parameters established by the director or executive officer upon entering into the plan, without further direction from them. Once entered into, the director or executive officer may amend or terminate the plan only in certain circumstances. We have implemented an internal policy that prevents our directors and executive officers from selling any shares of our common stock outside of a Rule 10b5-1 plan, regardless of whether or not they are in possession of material, nonpublic information.

Tax Considerations for Equity Awards

Prior to the Tax Cuts and Jobs Act (“Tax Reform”) that was signed into law December 22, 2017, Section 162(m) of the Internal Revenue Code generally limited to $1 million the U.S. federal income tax deductibility of compensation paid in one year to a corporation’s Chief Executive Officer and certain other executive officers. Compensation that qualified as “performance-based” under Section 162(m) of the Internal Revenue Code was exempt from this $1 million limitation. As part of Tax Reform, the ability to rely on this “qualified performance-based compensation” exception was eliminated, and the limitation on deductibility was generally expanded to include all named executive officers. Although we maintain compensation arrangements that were intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code prior to the Tax Reform, subject to certain transition relief rules, we may no longer take a deduction for any compensation paid to our covered employees in excess of $1 million. Furthermore, although the Compensation Committee may have taken action intended to limit the impact of Section 162(m) of the Internal Revenue Code, it also believes that the tax deduction is only one of several relevant considerations in setting compensation.

The Compensation Committee believes that stockholder interests are best served by not restricting the Compensation Committee’s discretion and flexibility in structuring compensation programs, even though such programs may result in non-deductible compensation expenses. Accordingly, achieving the desired flexibility in the design and delivery of compensation may have resulted (and may continue to result, in light of the recent changes in law) in compensation that in certain cases is not deductible for federal income tax purposes.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718,”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board of Directors, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

Stock Ownership Guidelines

Each current executive officer (defined for purposes of the ownership guidelines as each executive officer subject to Section 16 of the Exchange Act) or newly appointed executive officer is required to own, by the later of November 14, 2018 (the date five years from the guidelines’ implementation date) or within five years from the date of his/her hire or promotion, shares of our common stock having an aggregate value at least equal to: (i) three times the base salary for our CEO and (ii) one times the base salary for all other executive officers. For purposes of this calculation, shares of the Company’s common stock held directly or indirectly by the executive officer are included, while any shares of our common stock subject to outstanding and unvested RSU awards or any outstanding and unvested, or vested but unexercised, stock option awards are excluded. Each executive officer remains subject to the stock ownership guidelines as long as they continue to be employed by the Company as an executive officer. Exceptions to the guidelines may be made in the case of extraordinary circumstances, such as personal hardship, in the Compensation Committee’s sole discretion.

Anti-Hedging and Pledging Policy

Our insider trading policy prohibits any employee, including the named executive officers, and any member of the Board of Directors from “hedging” ownership of company securities by engaging in short sales or trading in any puts, calls and other derivatives involving company securities. In addition, all of our executive officers and members of our Board of Directors are prohibited from purchasing company securities on margin, borrowing against company securities held in a margin account and pledging company securities as collateral for a loan.

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Executive Compensation Discussion and Analysis (continued)

Equity Award Grant Policy

We do not currently have a program, plan or practice of selecting grant dates for equity compensation to our employees in coordination with the release of material non-public information. Equity award grants are made from time-to-time in the discretion of our Board of Directors or Compensation Committee consistent with our incentive compensation program objectives. The exercise price of any stock options granted pursuant to the 2009 Plan may not be less than the fair market value of the common stock on the date of grant.

Severance and Change in Control Benefits

Our named executive officers are entitled to certain severance payments and benefits in connection with a qualifying termination of employment, including a qualifying termination of employment occurring in connection with a change in control. For more detail regarding these benefits, please refer to the section entitled “Potential Payments Upon Termination or Change of Control” below.

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Executive Compensation Discussion and Analysis (continued)

Fiscal 2017 Executive Compensation Tables

2017 Summary Compensation Table

The following table sets forth information regarding the compensation paid to and either received or earned by our named executive officers during fiscal 2017, fiscal 2016 and fiscal 2015.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(5)		All Other Compensation ($)(7)	Total ($)
William R. Wagner	2017	$580,000		$8,784,067	(3)(4)	$564,378		$29,109	$9,957,554
	2016	450,000		4,563,188	(3)	424,743		15,775	5,453,706
	2015	410,000		4,123,750	(3)	330,413		104,102	4,968,265
Edward K. Herdiech	2017	400,000		3,695,392	(3)(4)	194,613		8,434	4,298,439
	2016	332,000		2,336,735	(3)	125,346		1,121	2,795,202
	2015	260,000		4,123,750	(3)	110,848		686	4,495,284
Christopher L. Battles	2017	330,000	(1)	3,915,257	(4)	175,152		26,191	4,446,600
	2016	—		—		—		—	—
	2015	—		—		—		—	—
Lawrence M. D’Angelo	2017	360,000		2,234,699	(4)	345,347	(6)	25,771	2,965,817
	2016	310,000		1,523,750		307,026	(6)	15,263	2,156,039
	2015	300,000		974,550		303,197	(6)	13,597	1,591,344
James S. H. Lok	2017	330,000	(1)	3,275,533	(4)	175,152		12,040	3,792,725
	2016	—		—		—		—	—
	2015	—		—		—		—	—

(1)	Amount represents 11 months of Messrs. Battles and Lok’s annualized base salary of $360,000 each, pro-rated from their start date of February 1, 2017.
(2)	The amounts reported in this column represent the grant date fair value of time-based and, where applicable, performance-based, RSU awards granted to our named executive officers in the applicable year, calculated in accordance with FASB ASC Topic 718. The amounts shown in this column do not represent the actual amounts paid to or that may be realized by the named executive officers during the applicable year or in the future. The assumptions used by us with respect to the valuation of these equity awards are set forth in Note 10 to our financial statements included in our Annual Report on Form 10-K, filed with the SEC on February 20, 2018. The individual awards granted in fiscal 2017 reflected in this summary compensation table are further summarized below under “Grants of Plan-Based Awards in 2017.”
(3)	The amounts reported include market-based PRSU awards. The market-based PRSU awards generally are earned based on the level of total shareholder return, or TSR, realized by the Company’s stockholders over (i) a two-year performance period, and (ii) a three-year performance period, as compared to the TSR realized for that same period by a recognized stock index. For the purposes of calculating the actual number of shares of our common stock into which the market-based PRSU awards will convert, 50% of the target shares underlying the market-based PRSU awards have been allocated to the two-year performance period, while the remaining 50% of the target shares have been allocated to the three-year performance period. Consistent with FASB ASC Topic 718, the grant date fair value for both the two and three year TSR performance periods are included in the amounts reported for the year of grant and was determined using a Monte Carlo valuation model on the date the PRSU awards were granted. The maximum possible value of Messrs. Wagner and Herdiech’s 2017 market-based PRSUs was $5,764,582 and $2,425,206, respectively, based on the market value per share of our common stock of $113.00, which represents the closing price of our common stock on the NASDAQ Global Select Market on June 1, 2017.
(4)	The amounts reported include performance-based RSU awards with a performance-based vesting condition tied to the Company’s achievement of a two-year Adjusted EBITDA Margin goal, as measured over two performance periods with 50% of the PRSU subject to the performance period starting on January 1, 2017 and ending on December 31, 2017 and the remaining 50% of the PRSU subject to the performance period starting on January 1, 2018 and ending on December 31, 2018. If the Adjusted EBITDA Margin target for a performance period is not achieved, the portion of the PRSUs subject to that performance period shall be forfeited.
(5)	The amounts reported in this column consist of cash incentive bonuses paid under our annual cash incentive bonus plan for the applicable year. See the “Executive Compensation Discussion and Analysis-Components of our Executive Compensation-Annual Cash Incentive Bonuses” section for a description of this program. Typically, annual cash incentive bonuses earned by our named executive officers in a fiscal year are paid in February the following fiscal year.
(6)	As our Senior Vice President of Global Sales, Mr. D’Angelo does not participate in our annual cash incentive bonus plan, but is instead assigned an annual sales quota by the Board of Directors at the beginning of each year and is entitled to receive a monthly commission based on a percentage of our monthly sales bookings for each calendar month.
(7)	The amounts reported in this column consist of medical insurance, life insurance and disability insurance premiums as well as any Section 401(k) plan matching contributions paid by us on behalf of the named executive officer for the applicable year.

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Executive Compensation Discussion and Analysis (continued)

Grants of Plan-Based Awards in 2017

The following table sets forth information regarding the grant of plan-based awards made during fiscal 2017 to our named executive officers:

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target($)(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(3)				All Other Stock Awards: Number of Shares of Stock or Units(#)(5)	Grant Date Fair Value Of Stock and Option Awards ($)(6)
Name				Threshold (#)	Target (#)		Maximum (#)
William R. Wagner	—	$580,000		—	—		—	—	—
	2/14/2017	—		—	14,078	(3)	—	14,078	$2,656,518
	6/01/2017	—		12,754	25,507	(4)	51,014	25,507	$6,127,549
Edward K. Herdiech	—	$200,000		—	—		—	—	—
	2/14/2017	—		—	5,922	(3)	—	5,922	$1,117,482
	6/01/2017	—		5,366	10,731	(4)	21,462	10,731	$2,577,910
Christopher L. Battles	—	$180,000		—	—		—	—	—
	2/14/2017	—		—	9,951	(3)	—	9,951	$1,877,754
	6/01/2017	—		—	—		—	18,031	$2,037,503
Lawrence M. D’Angelo	—	$360,000	(2)	—	—		—	—	—
	2/14/2017	—		—	5,680	(3)	—	5,680	$1,071,816
	6/01/2017	—		—	—		—	10,291	$1,162,883
James S. H. Lok	—	$180,000		—	—		—	—	—
	2/14/2017	—		—	8,325	(3)	—	8,325	$1,570,928
	6/01/2017	—		—	—		—	15,085	$1,704,605

(1)	Our 2017 cash incentive bonus program for our named executive officers as recommended by the Compensation Committee of the Board of Directors, was approved by the Board in February 2017. The actual amounts paid to our named executive officers as non-equity incentive plan awards for fiscal 2017 are reflected in the 2017 Summary Compensation Table above (and were paid under our Cash Incentive Bonus Plan). See the “Executive Compensation Discussion and Analysis-Components of our Executive Compensation-Annual Cash Incentive Bonuses” section for a description of our cash incentive programs.
(2)	As our Senior Vice President of Global Sales, Mr. D’Angelo does not participate in our annual cash incentive bonus plan, but is instead assigned an annual sales quota by the Board of Directors at the beginning of each year and is entitled to receive a monthly commission based on a percentage of our monthly sales bookings for each calendar month.
(3)	Consists of performance-based RSU awards granted pursuant to our 2009 Plan. The individual shares underlying these fiscal 2017 performance-based RSU awards are earned based on the Company’s attainment of a specified financial target for 2017 and 2018. These Adjusted EBITDA Margin target-based PRSUs were awarded by the Board of Directors on February 14, 2017 and shall vest on the two-year anniversary of the vesting commencement date, subject to attainment of the applicable performance conditions. See the “Executive Compensation Discussion and Analysis-Components of our Executive Compensation-Equity Incentive Awards” section for additional information about these awards.
(4)	Consists of performance-based RSU awards granted pursuant to our 2009 Plan. The individual shares underlying these fiscal 2017 market-based PRSUs awarded to Messrs. Wagner and Herdiech at the June 1, 2017 meeting of our Board of Directors are earned based on the Company’s relative TSR performance as measured over two separate periods. 50% of the underlying shares are subject to a two-year performance period from May 1, 2017 to May 1, 2019, while the remaining 50% of the underlying shares are subject to a three-year performance period from May 1, 2017 to May 1, 2020. The “threshold” number of shares reported is 50% of the performance-based RSU award granted, “target” number of shares shown is 100% of the performance RSUs granted and the “maximum” number of shares shown is 200% of the performance RSUs granted. See the “Executive Compensation Discussion and Analysis-Components of our Executive Compensation-Equity Incentive Awards” section for additional information about these awards.
(5)	Consists of time-based RSU awards granted pursuant to our 2009 Plan. The time-based RSU awards granted in February 2017 vest in full on the second anniversary of the grant date, subject to the continued employment of the named executive officer. The time-based RSU awards granted in June 2017 vest in three equal installments over a three-year period beginning on the first anniversary of the effective date of grant, subject to the continued employment of the named executive officer.
(6)	The amounts reported in this column represent the grant date fair value of RSU awards, including, where applicable, both the February and June 2017 performance-based RSU awards granted to our named executive officers in 2017, calculated in accordance with FASB ASC 718. Consistent with FASB ASC Topic 718, the full grant date fair value of the February 2017 PRSU awards has been calculated assuming the Company’s achievement of its Adjusted EBITDA Margin target of both the 2017 performance period and 2018 performance period. Also in accordance with FASB ASC Topic 718, the full grant date fair value of the PRSU awards granted in June 2017 has been calculated for the entire two-year and three-year performance cycles and determined using a Monte Carlo valuation model on the date the performance RSUs were awarded; therefore, no additional grant date fair value for the market-related component should be attributed to the award after its initial grant date.

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Executive Compensation Discussion and Analysis (continued)

Outstanding Equity Awards at 2017 Fiscal Year End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2017:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)
William R. Wagner	5/23/2013	17,500	—	$24.49	5/23/2023	—		—	—	—
	1/29/2015	—	—	—	—	8,334		$954,243	—	—
	5/21/2015	—	—	—	—	1,667		$190,872	—	—
	5/21/2015	—	—	—	—	—		—	15,000	$1,717,500
	1/07/2016	—	—	—	—	25,000		$2,862,500	—	—
	2/23/2016	—	—	—	—	—		—	37,500	$4,293,750
	2/14/2017	—	—	—	—	14,078		$1,611,931	—	—
	2/14/2017	—	—	—	—	—		—	14,078	$1,611,931
	6/01/2017	—	—	—	—	25,507		$2,920,552	—	—
	6/01/2017	—	—	—	—	—		—	25,507	$2,920,552
Edward K. Herdiech	1/29/2015	—	—	—	—	8,334		$954,243	—	—
	5/21/2015	—	—	—	—	1,667		$190,872	—	—
	5/21/2015	—	—	—	—	—		—	15,000	$1,717,500
	5/26/2016	—	—	—	—	—		—	17,000	$1,946,500
	5/26/2016	—	—	—	—	11,334		$1,297,743	—	—
	2/14/2017	—	—	—	—	5,922		$678,069	—	—
	2/14/2017	—	—	—	—	—		—	5,922	$678,069
	6/01/2017	—	—	—	—	10,731		$1,228,700	—	—
	6/01/2017	—	—	—	—	—		—	10,731	$1,228,700
Christopher L. Battles	3/30/2016	—	—	—	—	4,795	(6)	$549,028	—	—
	6/16/2016	—	—	—	—	4,126	(6)	$472,427	—	—
	2/14/2017	—	—	—	—	9,951		$1,139,390	—	—
	2/14/2017	—	—	—	—	—		—	9,951	$1,139,390
	6/01/2017	—	—	—	—	18,031		$2,064,550	—	—
Lawrence M. D’Angelo	5/21/2015	—	—	—	—	5,000		$572,500	—	—
	5/26/2016	—	—	—	—	16,667		$1,908,372	—	—
	2/14/2017	—	—	—	—	5,680		$650,360	—	—
	2/14/2017	—	—	—	—	—		—	5,680	$650,360
	6/01/2017	—	—	—	—	10,291		$1,178,320	—	—
James S. H. Lok(6)	3/30/2016	—	—	—	—	10,992	(6)	$1,258,584	—	—
	6/16/2016	—	—	—	—	1,719	(6)	$196,826	—	—
	2/14/2017	—	—	—	—	8,325		$953,213	—	—
	2/14/2017	—	—	—	—	—		—	8,325	$953,213
	6/01/2017	—	—	—	—	15,085		$1,727,233	—	—

(1)	Consists of time-based stock options granted pursuant to our 2009 Plan. The individual shares underlying this stock option vest annually in four equal installments beginning on the first anniversary of the date of grant, such that the shares underlying the options are one hundred percent vested four years after the date of grant, subject to the continued employment of the named executive officer.

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(2)	Consists of time-based RSUs granted pursuant to our 2009 Plan. The individual shares underlying this RSU vest (i) with respect to awards granted in February 2017, on the second anniversary of the date of grant and (ii) for all other awards, annually in three equal installments beginning on the first anniversary of the date of grant, such that the shares underlying the RSUs are one hundred percent vested three years after the date of grant, subject, in each case, to the continued employment of the named executive officer.
(3)	The amount reported is based on market value per share of our common stock of $114.50, which represents the closing price of our common stock on the NASDAQ Global Select Market on December 29, 2017, the last trading day of fiscal 2017.
(4)	Consists of performance-based RSUs granted pursuant to our 2009 Plan, The February 2017 PRSUs are reported assuming the Company’s achievement of its Adjusted EBITDA Margin target in both the 2017 performance period and 2018 performance period. All other PRSU awards are market-based and are reported assuming the achievement of the target level for each of the applicable TSR performance periods. The individual shares underlying those market-based PRSU awards vest upon the Company’s achievement of pre-established TSR performance goals. See the “Executive Compensation Discussion and Analysis-Components of our Executive Compensation-Equity Incentive Awards” section for additional information about each of these awards.
(5)	The amount reported is based on (i) the Company’s achievement of its Adjusted EBITDA Margin target in both the 2017 performance period and 2018 performance period, and (ii) achieving the target level for each of the TSR performance goals, in each case, using the market value per share of our common stock of $114.50, which represents the closing price of our common stock on the NASDAQ Global Select Market on December 29, 2017, the last trading day of fiscal 2017.
(6)	The time-based RSUs with grant dates of 3/30/2016 and 6/16/2016 represent shares awarded by the Company in substitution for Citrix RSU awards previously received by both Mr. Battles and Mr. Lok.

Option Exercises and Stock Vested in 2017

The following table sets forth information regarding each exercise of stock options and the vesting of RSU awards by each of our named executive officers during the year ended December 31, 2017:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
William R. Wagner	17,500	$1,413,322	68,500	$7,451,312
Edward K. Herdiech	—	—	53,000	$5,819,371
Christopher L. Battles	—	—	12,796	$1,342,727
Lawrence M. D’Angelo	—	—	16,667	$1,854,788
James S. H. Lok	—	—	20,908	$2,154,337

(1)	The value realized on exercise has been calculated by multiplying the number of shares of our common stock acquired upon exercise by the difference between the exercise price and the market price of our common stock at the time of exercise.
(2)	Represents the gross number of shares of our common stock subject to RSU awards that vested during the year ended December 31, 2017 and therefore does not account for the shares underlying each RSU award that were withheld, but not issued, by the Company upon vesting in satisfaction of tax withholding obligations associated with their vesting. To determine the appropriate number of shares to be withheld by the Company from each named executive officer for each vesting period, we multiply the named executive officer’s taxable gain by the statutory tax rates in effect for such named executive officer then divide the applicable tax withholding amount by the closing market price of our common stock on the vesting date.
(3)	The value realized on vesting has been calculated by multiplying the gross number of shares of our common stock acquired upon vesting by the market value per share of our common stock on the vesting date, which represents the closing market price of our common stock on the NASDAQ Global Select Market on the vesting date and does not exclude the value of the shares underlying each RSU award that were withheld, but not issued, by the Company upon vesting in satisfaction of tax withholding obligations associated with their vesting. The amounts shown in this column do not represent the actual amounts paid to or realized by the named executive officer during 2017.

Employment Agreements

We do not have formal employment agreements with any of our named executive officers. Instead, the initial compensation of each named executive officer is set forth in an employment offer letter that we execute with them upon the commencement of his or her employment. Typically, these offer letters set forth the applicable compensation, equity award vesting arrangements and post-employment compensation payments and benefits, if any, for each named executive officer. Each offer letter provides that the named executive officer’s employment is “at will.” As a condition to their employment, our named executive officers entered into non-competition, non-solicitation agreements and proprietary information and inventions assignment agreements. Under these agreements, each named executive officer has agreed (i) not to compete with us or to solicit our employees during his or her employment and for a period of 12 months after the termination of his or her employment and (ii) to protect our confidential and proprietary information and to assign to us intellectual property developed during the course of his or her employment.

Potential Payments Upon Termination or Change in Control

In February 2017, our Board of Directors approved a general executive severance program pursuant to which the Company’s named executive officers would be entitled to receive a severance benefit equal to one (1) times their base salary and 12 months of COBRA insurance coverage in the event that their employment was terminated by the Company either without “Cause” or by them for “Good Reason.” The Board also approved an additional executive severance program in the event of a “Change in Control.” In the event either Mr. Wagner or Mr. Herdiech were to be terminated within 24 months of a “Change in Control” either without “Cause” or by him for “Good Reason,” Mr. Wagner and Mr. Herdiech would be entitled to receive a severance benefit equal to two (2) times their base salary and target cash incentive bonus amount, plus 24 months of COBRA insurance coverage. All other executives would be entitled to receive a severance benefit equal to one (1) times their base salary and target cash incentive bonus amount, plus 12 months of COBRA insurance coverage if they were terminated within 24 months of a “Change in Control” either without “Cause” or by himself for “Good Reason.”

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Executive Compensation Discussion and Analysis (continued)

In addition to the cash severance payments described above, the equity awards granted to all of our named executive officers include a ‘‘double trigger’’ vesting provision, which provides that, if the named executive officer’s employment is terminated (i) by us other than for “Cause,” death or disability or (ii) by the named executive officer for “Good Reason,” within 24 months following a Change in Control of the Company, any remaining outstanding and unvested portion of their applicable equity award will immediately become vested in full. This “double trigger” vesting provision has been included in all time-based and performance-based RSU awards granted to our named executive officers since 2012, as well as in the agreements governing the time-based stock options granted to Mr. Wagner on May 23, 2013 in connection with his hire. Additionally, the agreements governing PRSU awards granted to Messrs. Wagner and Herdiech also include a “double trigger” vesting provision that provides for the accelerated vesting of any unvested shares of our common stock that have been earned pursuant to the applicable performance-based vesting condition for the pro-rated performance period as measured as of the date of termination in the event their employment is terminated (i) by us other than for “Cause,” death or disability or (ii) by him for “Good Reason,” in either case, within 24 months following a Change in Control.

As used above:

•	A “Change in Control” means the sale of all or substantially all of the capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a transaction in which all or substantially all of the individuals and entities who were beneficial owners of the common stock immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction).

•	“Cause” means (a) a good faith finding by a majority of our Board of Directors (excluding the vote of the named executive officer, if then a director) that (i) the named executive officer has failed to perform his reasonably assigned material duties for the company and, if amenable to cure, has not cured such failure after reasonable notice from the company; (ii) the named executive officer has engaged in gross negligence or willful misconduct, which has or is expected to have a material detrimental effect on the company, (iii) the named executive officer has engaged in fraud, embezzlement or other material dishonesty, (iv) the named executive officer has engaged in any conduct which would constitute grounds for termination for material violation of the company’s policies in effect at that time and, if amenable to cure, has not cured such violation after reasonable notice from the Company; or (v) the named executive officer has breached any material provision of any nondisclosure, invention assignment, non-competition or other similar agreement between the named executive officer and the company and, if amenable to cure, has not cured such breach after reasonable notice from the company; or (b) the conviction by the named executive officer of, or the entry of a pleading of guilty or nolo contendere by the named executive officer to, any crime involving moral turpitude or any felony.

•	“Good Reason” means the occurrence, without the named executive officer’s written consent, of any of the following events or circumstances: (a) the assignment to the named executive officer of duties that involve materially less authority and responsibility and are materially inconsistent with the named executive officer’s position, role, authority or responsibilities in effect immediately prior to the earliest to occur of (i) the Change in Control or (ii) the date of the execution by the company of the initial written agreement or instrument providing for the Change in Control; (b) the relocation of the named executive officer’s primary place of business to a location that results in an increase in the named executive officer’s daily one way commute of at least 30 miles; (c) the material reduction of the named executive officer’s annual salary (including base salary, commissions or bonuses) without the named executive officer’s prior consent; or (d) the failure of the company to obtain the agreement from any successor to the company to assume and agree to perform any retention agreement of the named executive officer. Notwithstanding the occurrence of any of the foregoing events or circumstances, such occurrence shall not be deemed to constitute “Good Reason” unless (x) the named executive officer gives the company a notice of termination no more than 90 days after the initial existence of such event or circumstance and (y) such event or circumstance has not been fully corrected and the named executive officer has not been reasonably compensated for any losses or damages resulting therefrom within 30 days of the company’s receipt of the notice of termination.

52    LOGMEIN, INC.

2018 NOTICE OF MEETING AND PROXY STATEMENT

Executive Compensation Discussion and Analysis (continued)

The following table shows the potential payments and benefits that would be received by each named executive officer if his employment was terminated by us without “Cause” or by the named executive officer for “Good Reason”. The amounts reported in the table below have been calculated based on the assumption that the employment termination took place on December 31, 2017.

Name	Benefits Payable Upon Termination Without Cause/Good Reason Not Within 24 Months of a Change in Control(1)	Benefits Payable Upon Termination Without Cause/Good Reason Within 24 Months of a Change in Control
William R. Wagner
Severance Payments	$603,804	$2,367,609	(2)
Equity Benefits(3)	—	$29,590,806	(4)
Edward K. Herdiech
Severance Payments	$400,636	$1,201,272	(2)
Equity Benefits(3)	—	$14,785,259	(5)
Christopher L. Battles
Severance Payments	$383,804	$563,804	(6)
Equity Benefits(3)	—	$5,364,783	(7)
Lawrence M. D’Angelo
Severance Payments	$383,804	$729,151	(6)
Equity Benefits(3)	—	$5,508,824	(8)
James S. H. Lok
Severance Payments	$373,053	$553,053	(6)
Equity Benefits(3)	—	$5,089,067	(9)

(1)	Severance benefits are equal to one (1) times their base salary and 12 months of COBRA insurance coverage in the event that the executive’s employment was terminated by the Company either without “Cause” or by themselves for “Good Reason.”
(2)	Represents a severance benefit equal to two (2) times their base salary and target cash incentive bonus amount, plus 24 months of COBRA insurance coverage in the event either Mr. Wagner or Mr. Herdiech were terminated within 24 months of a “Change in Control” either without “Cause” or by himself for “Good Reason.”
(3)	Calculated based on the number of RSUs and/or stock options, where applicable, that would vest, assuming a December 31, 2017 termination of employment, multiplied by $114.50, which represents the closing price of our common stock on the NASDAQ Global Select Market on December 29, 2017, the last trading day of fiscal 2017. For the purposes of determining the number of performance-based RSUs that would vest, assuming a December 31, 2017 employment termination, the performance period for all outstanding performance-based RSU awards was shortened to end on December 31, 2017 and the performance criteria shall have been deemed achieved and any shares earned would vest over the remaining period of time noted in the original grant.
(4)	The amount reported consists of (i) 17,500 shares underlying stock options at an exercise price of $24.49 from Mr. Wagner’s May 23, 2013 grant, (ii) 8,334 time-based RSUs from Mr. Wagner’s January 29, 2015 grant, (iii) 1,667 time-based RSUs and 30,000 performance-based RSUs from Mr. Wagner’s May 21, 2015 grant, (iv) 25,000 time-based RSUs from Mr. Wagner’s January 7, 2016 grant, (v) 75,000 performance-based RSUs from Mr. Wagner’s February 23, 2016 grant, (vi) 14,078 time-based RSUs and 14,078 performance-based RSUs from Mr. Wagner’s February 14, 2017 grant, and (v) 25,507 time-based RSUs and 51,014 performance-based RSUs from Mr. Wagner’s June 1, 2017 grant, all of which would accelerate pursuant to the “double trigger” change in control provision included in their applicable award agreements.
(5)	The amount reported consists of (i) 8,334 time-based RSUs from Mr. Herdiech’s January 29, 2015 grant, (ii) 1,667 time-based RSUs and 30,000 performance-based RSUs from Mr. Herdiech’s May 21, 2015 grant, (iii) 11,334 time-based RSUs and 33,757 performance-based RSUs from Mr. Herdiech’s May 26, 2016 grant, (iv) 5,922 time-based RSUs and 5,922 performance-based RSUs from Mr. Herdiech’s February 14, 2017 grant, and (v) 10,731 time-based RSUs and 21,462 performance-based RSUs from Mr. Herdiech’s June 1, 2017 grant, all of which would accelerate pursuant to the “double trigger” change in control provision included in their applicable award agreements.
(6)	Represents a severance benefit equal to one (1) times their base salary and target cash incentive bonus amount, plus 12 months of COBRA insurance coverage if they were terminated within 24 months of a “Change in Control” either without “Cause” or by himself for “Good Reason.” For purposes of calculating Mr. D’Angelo’s severance benefit, his cash incentive bonus earned in fiscal 2017 in the amount of $345,347 was used.
(7)	The amount reported consists of (i) 4,795 time-based RSUs from Mr. Battles’ March 30, 2016 grant, (ii) 4,126 time-based RSUs from Mr. Battles’ June 16, 2016 grant, (iii) 9,951 time-based RSUs and 9,951 performance-based RSUs from Mr. Battles’ February 14, 2017 grant, and (iv) 18,031 time-based RSUs and 36,062 performance-based RSUs from Mr. Battles’ June 1, 2017 grant, all which would accelerate pursuant to the “double trigger” change in control provision included in their applicable award agreements.
(8)	The amount reported consists of (i) 5,000 time-based RSUs from Mr. D’Angelo’s May 21, 2015 grant, (ii) 16,667 time-based RSUs from Mr. D’Angelo’s May 26, 2016 grant, (iii) 5,680 time-based RSUs and 5,680 performance-based RSUs from Mr. D’Angelo’s February 14, 2017 grant, and (iv) 10,291 time-based RSUs and 20,582 performance-based RSUs from Mr. D’Angelo’s June 1, 2017 grant, all which would accelerate pursuant to the “double trigger” change in control provision included in their applicable award agreements.
(9)	The amount reported consists of (i) 10,992 time-based RSUs from Mr. Lok’s March 30, 2016 grant, (ii) 1,719 time-based RSUs from Mr. Lok’s June 16, 2016 grant, (iii) 8,325 time-based RSUs and 8,325 performance-based RSUs from Mr. Lok’s February 14, 2017 grant, and (iv) 15,085 time-based RSUs and 30,170 performance-based RSUs from Mr. Lok’s June 1, 2017 grant, all which would accelerate pursuant to the “double trigger” change in control provision included in their applicable award agreements

Indemnification Agreements

We have entered into indemnification agreements with each of our directors. Under these indemnification agreements, we agree to indemnify these directors to the fullest extent permitted by law for claims arising in his capacity as our director, officer, employee or agent, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable basis to believe that his or her conduct was unlawful. In the event that we do not assume the defense of a claim against a director or executive officer, we are required to advance his expenses in connection with his defense, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by us.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LOGMEIN, INC.    53

2018 NOTICE OF MEETING AND PROXY STATEMENT

Executive Compensation Discussion and Analysis (continued)

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and executive officers against losses arising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K (“Item 402(u)”), the Company is providing the following estimate of the ratio of the median of the annual total compensation of all of our employees except Mr. William Wagner, our President and CEO, to the annual total compensation of Mr. Wagner. We consider the pay ratio specified to be a reasonable estimate, calculated in a manner consistent with Item 402(u). We determined the pay ratio by dividing Mr. Wagner’s total 2017 compensation, as disclosed in the Summary Compensation Table, by the total 2017 compensation of our median employee, using the same components of compensation as used in the Summary Compensation Table for the CEO.

For the year ended December 31, 2017:

•	The total 2017 compensation of our median employee was estimated to be $99,192, which, for purposes of calculating the ratio below, was adjusted to $108,209 in order to accurately represent an annualized amount of the median employee’s 2017 compensation given that our median employee began employment with the Company on February 1, 2017;
•	the total 2017 compensation of Mr. William Wagner, our President and Chief Executive Officer, was $9,957,554. This amount was calculated in accordance with Item 402(u) and does not represent the actual amounts paid to or realized by Mr. Wagner during fiscal 2017; and
•	based on this information, the ratio of the total 2017 compensation of our Chief Executive Officer to the total 2017 compensation of our median employee is estimated to be 92:1.

Our median employee for 2017 was determined using the compensation of our employee population of approximately 2,814 individuals, including employees working both within and outside of the U.S. who were actively employed on December 31, 2017. We used their total cash compensation including the grant date fair value of equity granted, if any, from January 1, 2017 to December 31, 2017 as a consistently applied compensation measure to identify our median employee. Consistent with SEC rules, we have annualized this number for part-time and full-time employees who were employed for less than the full year in 2017, but not for our employees whose positions are seasonal or temporary in nature. Once we identified the median employee, we determined their total compensation using the same methodology we use for calculating Mr. Wagner’s Summary Compensation Table compensation.

The CEO pay ratio was calculated in accordance with SEC rules based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to the Company’s pay ratio as disclosed above.

Equity Compensation Plan Information

We currently maintain an equity compensation plan that provides for the issuance of shares of our common stock to our officers, employees, directors, consultants and advisors. Our 2009 stock incentive plan, or 2009 Plan, became effective upon the closing of our initial public offering and was adopted by our Board of Directors on June 9, 2009, approved by our stockholders on June 12, 2009 and was most recently amended and restated as of January 31, 2017. Our 2009 Plan, as amended, provides for the grant of non-statutory stock options, restricted stock awards and other stock-based awards to our employees, officers, directors, consultants and advisors. The total number of shares of our common stock allowed to be issued under the 2009 Plan is the sum of 14,723,996 shares plus the number of shares of our common stock subject to outstanding awards under our 2009 Plan, which expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us pursuant to a contractual repurchase right or are withheld, but not issued, by the Company upon vesting of full-value award shares in satisfaction of tax withholding obligations associated with their vesting.

54    LOGMEIN, INC.

2018 NOTICE OF MEETING AND PROXY STATEMENT

Executive Compensation Discussion and Analysis (continued)

The following table provides information about the securities authorized for issuance under our equity compensation plans as of March 31, 2018:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options		Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by security holders	169,048	(2)	$30.57	7,335,196	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	169,048	(2)	$30.57	7,335,196	(3)

(1)	In addition to being available for issuance upon exercise of options that may be granted after March 31, 2018, all of the shares remaining available for grant under our 2009 Plan may instead be issued in the form of restricted stock, restricted stock units, stock appreciation rights, or other stock-based awards.
(2)	Represents 169,048 shares to be issued upon the exercise of outstanding stock options granted under our 2009 Plan. As of March 31, 2018, the 169,048 shares subject to issuance upon exercise of outstanding options had a weighted average exercise price of $30.57 and a weighted average remaining life of 3.44 years. This number does not include 1,292,481 restricted stock unit awards granted under our 2009 Plan which remained outstanding as of March 31, 2018 at a weighted average grant date fair value of $93.49.
(3)	As of March 31, 2018, a total of 7,335,196 shares remained available for grant under our 2009 Plan. The number of shares available under the 2009 Plan may increase by the number of shares of common stock subject to awards granted under our 2009 Plan which expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right or are withheld, but not issued, by the company upon vesting full-value award shares in satisfaction of tax withholding obligations associated with their vesting.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors of LogMeIn, Inc.

David J. Henshall, Chairman

Steven J. Benson

Robert M. Calderoni

Michael J. Christenson

LOGMEIN, INC.    55

2018 NOTICE OF MEETING AND PROXY STATEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table contains information as of April 2, 2018 about the beneficial ownership of shares of our common stock by:

•	each of our named executive officers;
•	each of our directors;
•	all of our directors and executive officers as a group; and
•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	+	Shares Acquirable Within 60 Days(3)	=	Total Beneficial Ownership	Percentage of Common Stock Beneficially Owned(4)
Named Executive Officers and Directors:
William R. Wagner(5)	98,191		42,669		140,860	*
Edward K. Herdiech(6)	14,646		34,411		49,057	*
Christopher L. Battles(7)	4,806		6,010		10,816	*
Lawrence M. D’Angelo(8)	2,064		16,763		18,827	*
James S. H. Lok(9)	9,488		5,028		14,516	*
Sara C. Andrews(10)	—		—		—
Steven J. Benson(11)	1000		2,144		3,144	*
Robert M. Calderoni(12)	4,109		2,450		6,559	*
Michael J. Christenson(13)	13,642		92,144		105,786	*
Jesse A. Cohn(14)	—		2,450		2,450	*
Edwin J. Gillis(15)	18,492		2,144		20,636	*
David J. Henshall(16)	15,204		2,450		17,654	*
Peter J. Sacripanti(17)	—		2,450		2,450	*
Michael K. Simon(18)	784,177		—		784,177	1.5%
All directors and executive officers as a group (16 persons)(19)	973,679		235,091		1,208,770	2.3%
>5% Stockholders:
BlackRock, Inc.(20)	5,490,353		—		5,490,353	10.5%
FMR, LLC(21)	5,848,130		—		5,848,130	11.2%
The Vanguard Group(22)	4,487,659		—		5,848,130	8.6%

*	Less than 1% of the outstanding common stock.
(1)	Unless otherwise indicated, the address of each beneficial owner listed is c/o LogMeIn, Inc., 320 Summer Street, Boston, Massachusetts 02210.
(2)	For each person, the “Number of Shares Beneficially Owned” column may include shares of common stock attributable to the person because of that person’s voting or investment power or other relationship. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named stockholder. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed.
(3)	The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares held, plus any shares that the person may acquire within 60 days, including through the exercise of stock options or the vesting of RSUs. Unless otherwise indicated, for each person named in the table, the number in the “Shares Acquirable Within 60 Days” column consists of shares covered by stock options that may be exercised within 60 days after April 2, 2018 and shares covered by RSUs that become vested within 60 days after April 2, 2018. Shares underlying performance-based RSUs that are scheduled to become vested within 60 days after April 2, 2018 have been included in this calculation at their target amount.
(4)	The percent ownership for each stockholder on April 2, 2018 is calculated by dividing (i) the total number of shares beneficially owned by the stockholder by (ii) the number of shares of our common stock outstanding on April 2, 2018 (52,338,222 shares) plus any shares acquirable by the stockholder within 60 days after April 2, 2018.
(5)	Consists of (a) 98,191 shares of common stock held directly by Mr. Wagner, (b) 17,500 shares of common stock issuable upon the exercise of stock options and (c) 25,169 shares of common stock issuable upon the settlement of RSUs scheduled to vest within 60 days of April 2, 2018.
(6)	Consists of (a) 14,646 shares of common stock held directly by Mr. Herdiech and (b) 34,411 shares of common stock issuable upon the settlement of RSUs scheduled to vest within 60 days of April 2, 2018.
(7)	Consists of (a) 4,806 shares of common stock held directly by Mr. Battles and (b) 6,010 shares of common stock issuable upon the settlement of RSUs scheduled to vest within 60 days of April 2, 2018.
(8)	Consists of (a) 2,064 shares of common stock held directly by Mr. D’Angelo and (b) 16,763 shares of common stock issuable upon the settlement of RSUs scheduled to vest within 60 days of April 2, 2018.
(9)	Consists of (a) 9,488 shares of common stock held directly by Mr. Lok and (b) 5,028 shares of common stock issuable upon the settlement of RSUs scheduled to vest within 60 days of April 2, 2018.
(10)	Ms. Sara Andrews joined our Board of Directors effective April 4, 2018 and does not yet hold any shares of our common stock.
(11)	Consists of (a) 1,000 shares of common stock held directly by Mr. Benson and (b) 2,144 shares of common stock issuable upon the settlement of RSUs scheduled to vest within 60 days of April 2, 2018.
(12)	Consists of (a) 4,109 shares of common stock held directly by Mr. Calderoni and (b) 2,450 shares of common stock issuable upon the settlement of RSUs scheduled to vest within 60 days of April 2, 2018.
(13)	Consists of (a) 13,642 shares of common stock held directly by Mr. Christenson, (b) 90,000 shares of common stock issuable upon the exercise of stock options and (c) 2,144 shares of common stock issuable upon the settlement of RSUs scheduled to vest within 60 days of April 2, 2018.
(14)	Consists of 2,450 shares of common stock issuable to Mr. Cohn upon the settlement of RSUs scheduled to vest within 60 days of April 2, 2018.
(15)	Consists of (a) 18,492 shares of common stock held directly by Mr. Gillis and (b) 2,144 shares of common stock issuable upon the settlement of RSUs scheduled to vest within 60 days of April 2, 2018.
(16)	Consists of (a) 15,2014 shares of common stock held directly by Mr. Henshall and (b) 2,450 shares of common stock issuable upon the settlement of RSUs scheduled to vest within 60 days of April 2, 2018.
(17)	Consists of 2,450 shares of common stock issuable to Mr. Sacripanti upon the settlement of RSUs scheduled to vest within 60 days of April 2, 2018.
(18)	Consists of (a) 741,477 shares of common stock held directly by Mr. Simon, and (b) 42,700 shares of common stock held in trust for the benefit of Mr. Simon’s children.
(19)	Consists of an aggregate of (i) 973,639 shares of common stock held directly by our executive officers and directors and (ii) an aggregate of 235,091 shares of common stock that our executive officers and directors may acquire within 60 days through the exercise of stock options or the vesting of RSUs.
(20)	This information is based solely on Amendment No. 8 to Schedule 13G filed with the SEC by BlackRock, Inc. on March 9, 2017 reporting share ownership as of February 28, 2017. The principal business address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(21)	This information is based solely on Amendment No. 1 to Schedule 13G filed with the SEC by FMR, LLC. on February 13, 2018 reporting share ownership as of December 29, 2017. The principal business address for FMR, LLC is 245 Summer Street, Boston, MA 02210.
(22)	This information is based solely on Amendment No. 4 to Schedule 13G filed with the SEC by The Vanguard Group. on February 7, 2018 reporting share ownership as of December 31, 2017. The principal business address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

56    LOGMEIN, INC.

2018 NOTICE OF MEETING AND PROXY STATEMENT

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock, or reporting persons, to file reports with the SEC disclosing their ownership of, and transactions in, our common stock and other equity securities. Whenever a reporting person files a report with the SEC, the reporting person is also required to send us a copy. Based solely on our review of reports that we have received from the reporting persons or written representations from such persons, we believe that all of the reporting persons complied with all Section 16(a) filing requirements during 2017.

* * *

The Board of Directors hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to vote your shares by Internet, mail or in person. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated.

By Order of the Board of Directors,

Michael K. Simon

Chairman

April 13, 2018

LOGMEIN, INC.    57

2018 NOTICE OF MEETING AND PROXY STATEMENT

ANNEX A

Reconciliation of Non-GAAP Financial Measures

In this Proxy Statement, we present certain non-GAAP financial information, including non-GAAP revenue, bonus plan non-GAAP revenue, non-GAAP operating income and bonus plan non-GAAP operating income. The exclusion of certain expenses in the calculation of non-GAAP financial measures should not be construed as an inference that these costs are unusual or infrequent. We anticipate excluding these expenses in the future presentation of our non-GAAP financial measures.

The Company believes that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. The Company’s management uses these non-GAAP measures to compare the Company’s performance to that of prior periods and uses these measures in financial reports prepared for management and the Company’s Board of Directors. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software-as-a-service companies, many of which present similar non-GAAP financial measures to investors. The Company does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with U.S. GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant elements that are required by GAAP to be recorded in the Company’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management in determining these non-GAAP financial measures. In order to compensate for these limitations, management of the Company presents its non-GAAP financial measures in connection with its GAAP results.

The Company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing quarterly financial results, and not to rely on any single financial measure to evaluate the Company’s business. Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP measures used in this Proxy Statement are included below:

How we define, calculate and use certain non-GAAP financial measures

The following Non-GAAP financial measures have been used in this Proxy Statement:

•	Non-GAAP revenue, which we define as our GAAP revenue excluding the impact of fair value acquisition accounting adjustment on acquired GoTo Business deferred revenue.
•	Bonus plan non-GAAP pro forma revenue, which we define as our non-GAAP revenue including the GoTo Business’ January 2017 revenue.
•	Non-GAAP operating income, which excludes the impact of fair value acquisition accounting adjustment on acquired GoTo Business deferred revenue, acquisition related costs and amortization, stock-based compensation expense and litigation related expense and includes amortization expense for the GoTo Business’ internally capitalized software development costs that were adjusted in acquisition accounting to fair value.
•	Bonus plan non-GAAP pro forma operating income, which we define as our non-GAAP operating income including the GoTo Business’ January 2017 non-GAAP operating income.
•	Adjusted EBITDA, which we define as our GAAP net income excluding provision for income taxes, interest and other expense, net, the impact of fair value acquisition accounting adjustment on acquired GoTo Business deferred revenue, depreciation and amortization, acquisition related costs, stock-based compensation expense, and litigation related expense.
•	Non-GAAP free cash flow, which we define as our GAAP free cash flow excluding the impact of litigation related payments, contingent bonus payments and acquisition related payments.

LOGMEIN, INC.    A-1

2018 NOTICE OF MEETING AND PROXY STATEMENT

Annex A (continued)

Year Ended December 31, 2017 (in millions)
GAAP revenue	$989.8
Add Back:
Effect of acquisition accounting on fair value of acquired deferred revenue	34.3
Non-GAAP revenue	$1,024.1
Add Back:
January 2017 GoTo Business revenue	58.0
Bonus plan non-GAAP revenue	$1,082.1
GAAP operating loss	$(11.8)
Add Back:
Effect of acquisition accounting on fair value of acquired deferred revenue	34.3
Stock-based compensation expense	67.3
Acquisition related costs	59.8
Litigation related expenses	2.4
Amortization of acquired intangibles	183.0
Less:
Effect of acquisition accounting on internally capitalized software development costs	(20.1)
Non-GAAP operating income	$314.9
Add Back:
January 2017 GoTo Business non-GAAP operating income	13.2
Bonus plan non-GAAP operating income	$328.1
GAAP net income	$99.5
Add Back:
Interest and other expense, net	0.2
Income tax benefit	(111.5)
Amortization of acquired intangibles	183.0
Depreciation and amortization expense	38.3
EBITDA	$209.5
Add Back:
Effect of acquisition accounting on fair value of acquired deferred revenue	34.3
Stock-based compensation expense	67.3
Acquisition related costs	59.8
Litigation related expenses	2.4
Adjusted EBITDA	$373.3
Adjusted EBITDA margin (% of non-GAAP revenue)	36%
GAAP operating cash flow	$316.2
Less:
Purchases of property and equipment	(36.6)
Intangible asset additions	(29.7)
Free cash flow	$249.9
Add Back:
Litigation related payments	1.6
Contingent bonus payments	11.7
Acquisition related payments	53.0
Non-GAAP free cash flow	$316.2
Non-GAAP free cash flow margin (% of non-GAAP revenue)	31%

A-2    LOGMEIN, INC.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting of

LOGMEIN, INC.

To Be Held On:

May 31, 2018, at 9:00 a.m. Eastern Time

at the offices of Latham & Watkins LLP, John Hancock Tower,

200 Clarendon Street, 27th Floor, Boston MA 02116

COMPANY NUMBER
ACCOUNT NUMBER
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This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before May 21, 2018.

Please visit https://www.proxydocs.com/LOGM, where the following materials are available for view:

• Notice of Annual Meeting of Stockholders • Proxy Statement • Form of Electronic Proxy Card • Annual Report on Form 10-K

TO REQUEST MATERIAL:	TELEPHONE: 888-Proxy-NA (888-776-9962) 718-921-8562 (for international callers) E-MAIL: info@astfinancial.com WEBSITE: https://us.astfinancial.com/OnlineProxyVoting/ProxyVoting/RequestMaterials

TO VOTE:

ONLINE: To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

IN PERSON: You may vote your shares in person by attending the Annual Meeting.

MAIL: You may request a card by following the instructions above.

Please note that you cannot use this notice to vote by mail.

1. Election of Directors:

    01 Michael K. Simon            Class III director

    02 Edwin J. Gillis                  Class III director

    03 Sara C. Andrews             Class III director

2. Ratification of appointment of Deloitte & Touche LLP as independent registered public accounting firm for fiscal year ending December 31, 2018.

3. Advisory vote for the approval of the Company’s executive compensation.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTOR NOMINEES AND “FOR” PROPOSALS 2 AND 3.